UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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SOURCEFIRE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 6, 2013
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Sourcefire, Inc., a Delaware corporation (the "Company"). The meeting will be held on Thursday, June 6, 2013 at 10:00 a.m. local time at the SpringHill Suites Columbia, 7055 Minstrel Way, Columbia, Maryland 21046 for the following purposes:
1. To elect the three (3) directors nominated by our Board of Directors and named in the Proxy Statement to hold office until the 2016 Annual Meeting of Stockholders.
2. To approve the Executive Annual Incentive Plan.
3. To hold an advisory vote on executive compensation.
4. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013.
5. To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
On or about April 24, 2013, we will mail a Notice of Internet Availability of Proxy Materials to all stockholders of record entitled to vote at the Annual Meeting, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the Proxy Statement.
The record date for the Annual Meeting is April 8, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors
Douglas W. McNitt
Secretary and General Counsel

Columbia, Maryland
April 24, 2013
You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on June 6, 2013.

The Proxy Statement and Annual Report to Stockholders are available at
www.proxyvote.com.

SOURCEFIRE, INC.
9770 Patuxent Woods Drive
Columbia, Maryland 21046
PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
June 6, 2013
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
What matters will be voted on at the Annual Meeting?
There are four matters scheduled for a vote:

•	Proposal 1: To elect the three directors nominated by our Board of Directors and named in this Proxy Statement as directors to serve for a three year term;

•	Proposal 2: To approve the Executive Annual Incentive Plan;

•	Proposal 3: To hold an advisory vote on executive compensation;

•	Proposal 4: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote:

•	FOR the election of the three directors nominated by our Board of Directors and named in the Proxy Statement as directors to serve for a three year term;

•	FOR the approval of the Executive Annual Incentive Plan;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the company for its fiscal year ending December 31, 2013.
Why am I receiving these materials?
We have delivered these proxy materials to you because the Board of Directors of Sourcefire, Inc. (sometimes referred to as the "Company" or "Sourcefire") is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 8, 2013 will be entitled to vote at the Annual Meeting. On this record date, there were 31,130,614 shares of common stock outstanding and entitled to vote. Each share of common stock outstanding entitles the holder to one vote on each matter to be voted on at the Annual Meeting.
Stockholder of Record: Shares Registered in Your Name
If on April 8, 2013 your shares were registered directly in your name with the Company's transfer agent, Continental Stock Transfer and Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 8, 2013 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. If you hold your shares through a broker and you do not give instructions to the record holder on how to vote, the record holder will be entitled to vote your shares in its discretion on certain matters considered "routine." If a proposal is routine, a broker holding shares for an owner in "street name" may vote in its discretion on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A "broker non-vote" occurs when the broker is unable to vote on a proposal because the proposal is not routine and the "street name" owner does not provide any voting instructions. Please follow the voting instructions provided by the organization holding your shares to ensure your vote is counted. Your broker does not have the discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. However, your broker does have discretion to vote your shares on routine matters such as Proposal 4. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters as they determine to be in the best interest of the Company.
How do I vote?
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from your proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 5, 2013 to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 5, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 8, 2013.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "FOR" the election of the nominees for director, "FOR" the approval of the Executive Annual Incentive Plan, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers and "FOR" the ratification of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013. If any other matter is properly presented at the meeting or any adjournment or postponement thereof, your proxy holder (the individuals named on your proxy card) will vote your shares as he determines to be in the best interest of the Company.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may timely submit before the Annual Meeting another properly completed proxy card with a later date, or grant a subsequent proxy by telephone or on the Internet.

•	You may send a timely written notice before the Annual Meeting that you are revoking your proxy to the Company's Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year's annual meeting?
In accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), stockholders who wish to present proposals for inclusion in the proxy materials prepared by the Company in connection with the 2014 Annual Meeting of Stockholders must submit their proposals so that they are received by the Company's Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 no later than December 25, 2013. Under our Sixth Amended and Restated Bylaws (the "Bylaws"), proposals must be submitted no earlier than October 26, 2013. In the event the date of the 2014 Annual Meeting of Stockholders is advanced or delayed by more than 30 days from the anniversary of the 2013 Annual Meeting of the Stockholders, your proposal must be delivered to the Company's Secretary at the address above by the later of (i) 90 days prior to the date of the 2014 Annual Meeting of Stockholders and (ii) 15 days following the first public announcement of the date of the 2014 Annual Meeting of Stockholders. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
Timely notice of any proposal, including a director nomination, that you intend to present at the 2014 Annual Meeting of Stockholders, but do not intend to have included in the proxy materials prepared by the Company in connection with the 2014 Annual Meeting of Stockholders, must be delivered in writing to the Company's Secretary at the address above not less than 90 days prior to the date of the 2014 Annual Meeting of Stockholders. In addition, your notice must set forth the information required by our Bylaws with respect to each director nomination or other proposal that you intend to present at the 2014 Annual Meeting of Stockholders.
For more information, including the information required to be included in a stockholder proposal, please refer to our Bylaws, filed as exhibit 3.2 to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed with the United States Securities and Exchange Commission (the "SEC") on August 2, 2012.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 31,130,614 shares outstanding and entitled to vote. Thus, the holders of 15,565,308 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
Abstentions:    Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. Abstentions and withheld votes are counted as shares present and entitled to be voted.
Broker Non-Votes:    Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2, 3 and 4).
How many votes are needed to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — Election of three directors to hold office until the 2016 Annual Meeting	Plurality of Votes Cast	No

Proposal 2 — Approval of the Executive Annual Incentive Plan	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — Advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 4 — Ratification of selection of independent auditors for fiscal year 2013	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote.
With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors.
If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.
What proxy materials are available on the Internet?
The Proxy Statement and Annual Report to Stockholders, including our Form 10-K, are available at www.proxyvote.com.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results are expected to be published in a Current Report on Form 8-K filed by the Company within four business days following the Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.
The Board of Directors currently has eight members. There are currently three (3) directors in the class whose term of office expires in 2013. Each of John C. Becker, Kevin M. Klausmeyer and Arnold L. Punaro has been nominated for election as a director at the 2013 Annual Meeting. Each of Messrs. Becker and Punaro is currently a director of the Company who was previously elected by the stockholders. Mr. Klausmeyer is currently a director of the Company who was previously appointed by the Board. If elected at the Annual Meeting, each of these nominees would serve until the 2016 Annual Meeting and until his successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal.
We have a policy to encourage our directors and nominees for director to attend our annual meetings. All of our seven current directors who were then serving attended the 2012 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three (3) nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2016 ANNUAL MEETING
John C. Becker
John C. Becker, age 55, joined our Board of Directors in March 2008 and was named our Chief Executive Offer in April 2013. Prior to his appointment as our Chief Executive Officer, he served as Chief Executive Officer of ScienceLogic, a provider of network monitoring software, from April 2012 through March 2013. Previously, Mr. Becker served as Chief Executive Officer of Approva Corporation, a provider of continuous controls monitoring software, from October 2008 until its acquisition by Lawson Software in September 2011. Prior to Approva, Mr. Becker served as Chief Executive Officer of Cybertrust, Inc., an information security services company, from November 2004 until its acquisition by Verizon Business in 2007. From November 2002 to November 2004, Mr. Becker was Chairman and Chief Executive Officer of TruSecure Corporation, an information security services company, which merged with Betrusted Holdings, Inc. to form Cybertrust. Beginning in 1995, Mr. Becker held a series of executive positions with AXENT Technologies, Inc., a publicly traded information security software and services company, and in 1997 was appointed as Chief Executive Officer of AXENT and became chairman of its board of directors in 1999, holding such positions until the sale of AXENT to Symantec Corporation in 2000. Mr. Becker serves on the Board of Directors of ScienceLogic. Mr. Becker also serves as the non-executive chairman of the board of Kemp Technologies, Inc., a privately held provider of application delivery controller and load-balancing solutions. Mr. Becker holds a Bachelor of Science degree in Business Administration from the University of Richmond.
Mr. Becker brings leadership, management and industry experience to our Board of Directors, including experience as a board member, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of various technology companies.
Kevin M. Klausmeyer
Kevin M. Klausmeyer, age 54, joined our Board of Directors in April 2013. Mr. Klausmeyer served as Chief Financial Officer of The Planet, Inc., a provider of dedicated web hosting products and services, from August 2006 until February 2011. The Planet merged with Softlayer Technologies in November 2010. Before joining The Planet, Mr. Klausmeyer was Chief Financial Officer of RLX Technologies, a developer of management and provisioning software for utility computing environments, which was acquired by Hewlett-Packard in October 2005. Prior to RLX Technologies, Mr. Klausmeyer served as Chief Financial Officer of PentaSafe Security Technologies, a provider of security management software solutions, which was acquired by NetIQ in December 2002. Mr. Klausmeyer also was Corporate Controller and Chief Accounting Officer of BMC Software for a period of six years and spent 13 years in public accounting with Arthur Andersen LLP. As a software finance professional, Mr. Klausmeyer was a member of the AICPA's Software Revenue Recognition Taskforce from 1998 until its dissolution in 2005. Mr. Klausmeyer currently serves on the board of PHD Virtual, a privately held software company focused on virtual environments. From July 2003 to September 2012, he also served on the board of Quest Software. Mr. Klausmeyer graduated from the University of Texas with a BBA in accounting.

Mr. Klausmeyer brings to our Board of Directors management experience at both public and private companies in the technology industry, a deep understanding of the complex financial and operational issues facing global companies, and extensive knowledge of accounting principles and financial reporting rules and regulations. In addition, our Board of Directors has determined that Mr. Klausmeyer's educational background and professional experience qualify him as an "audit committee financial expert."
Arnold L. Punaro
Maj. Gen. Arnold L. Punaro (ret.), age 66, originally joined our Board of Directors in January 2007 and his term expired in May 2009. He rejoined our Board in May 2010. General Punaro is Chief Executive Officer of the Punaro Group, LLC, a Washington-based firm offering government relations, strategic planning, federal budget and market analysis, communications, crisis and emergency management, business development and sensitive operations consulting. Previously, General Punaro served as Executive Vice President, Government Affairs, Communications and Support Operations and General Manager of Washington Operations for Science Applications International Corporation, or SAIC. He is Chairman of the Reserve Forces Policy Board. He is also a Member on the Defense Business Board and previously chaired the Statutory Commission on the National Guard and Reserves. Prior to joining SAIC in 1997, General Punaro worked for Senator Sam Nunn on national security matters from 1973 to 1997. During that time, General Punaro served as Senator Nunn's director of national security affairs and as staff director of the Senate Armed Services Committee. General Punaro served as the director of the Marine Corps Reserve from May 2001 until his retirement in October 2003. General Punaro also served as deputy commanding general, Marine Corps Combat Development Command (Mobilization) from August 2000 until May 2001, and as the commanding general of the 4th Marine Division headquartered in New Orleans, Louisiana from 1997 to 2000. General Punaro served on active duty as an infantry platoon commander in Vietnam where he was awarded the Bronze Star for valor and the Purple Heart. As a reserve officer, he has served in Operation Desert Shield in Saudi Arabia in December 1990, Joint Task Force Provide Promise (Forward) in the former Yugoslavia in December 1993, Operation Enduring Freedom and Operation Iraqi Freedom in May 2003 and has served as both the Headquarters Marine Corps Director of Reserve Affairs and as the Special Assistant to the Commander, U.S. European Command. From November 2009 until August 2012, General Punaro served on the Board of Directors of DesignLine Corporation, a manufacturer of hybrid, electric, alternative fuel and diesel mass transit buses, as well as electric trolleys, which was publicly traded until January 2010. General Punaro holds a B.S. from Spring Hill College in Mobile, Alabama, an M.A. in journalism from the University of Georgia and an M.A. in national security studies from Georgetown University.
General Punaro brings leadership and management experience to our Board of Directors gained during both his military career and as an executive of a publicly-traded company. In addition, General Punaro has extensive knowledge regarding our federal sector business.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR APPROVAL OF THE DIRECTOR NOMINEES NAMED ABOVE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2014 ANNUAL MEETING
Tim A. Guleri
Tim A. Guleri, age 48, joined our Board of Directors in June 2002 and is currently a Managing Director with Sierra Ventures, a venture capital firm. Before joining Sierra Ventures in February 2001, Mr. Guleri was the Vice Chairman and Executive Vice President with Epiphany, Inc. from March 2000 until February 2001; the Chairman, CEO and Co-founder of Octane Software Inc. from September 1997 until March 2000; Vice President of Field Operations, Product Marketing with Scopus Technology Inc. from February 1992 until February 1996; and was part of the information technology team with LSI Logic Corporation from September 1989 until September 1991. Mr. Guleri also serves on the board of directors of MakeMyTrip Limited (NASDAQ: MMYT), an online travel company. In addition, Mr. Guleri currently serves on the boards of directors of several privately-held companies, including: Appcelerator, Inc., CodeGreen Networks, Inc., DontNetNuke Corporation and Alpine Data Labs. Previously, Mr. Guleri served on the boards of directors of other privately-held companies, including: Octane Software (acquired by Epiphany in 2000); Net6, Inc. (acquired by Citrix Systems, Inc.); Approva Corporation (acquired by Lawson Software); AIRMEDIA, Inc. (acquired by AOL); and Greenplum, Inc. (acquired by EMC). Mr. Guleri holds a B.S. in Electrical Engineering from Punjab Engineering College, India and an M.S. in Engineering and Operational Research from Virginia Tech.
Mr. Guleri brings to our Board of Directors industry experience in information security, leadership and management experience as a former Chief Executive Officer, and experience as a board member of multiple companies.
Martin F. Roesch
Martin F. Roesch, age 43, has served on our Board of Directors since he founded Sourcefire in January 2001 and served as our President until September 2002, and has continued to serve as our Chief Technology Officer since that time. In addition, Mr. Roesch served as our Interim Chief Executive Officer from June 2012 until April 2013. A respected authority on intrusion and detection technology and forensics, Mr. Roesch is responsible for the technical direction and product development efforts of our commercial and open source product offerings. Mr. Roesch, who has over 20 years of industry experience in network security and embedded systems engineering, is also the author and lead developer of the Snort Intrusion Prevention and Detection System that forms the foundation for the Sourcefire IPS™. For more than a decade, Mr. Roesch has developed network security tools and technologies to address evolving threats, applying his knowledge of network security to network threat analytics and network forensics for numerous customers. Mr. Roesch has received multiple awards for his technology innovation and vision, including most recently being selected as one of eWeek's Top 100 Most Influential People in IT. Mr. Roesch holds a B.S. in Electrical and Computer Engineering from Clarkson University.
Mr. Roesch brings to our Board of Directors industry leadership and experience in developing technology as the founder of Sourcefire and our Chief Technology Officer.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING
Michael Cristinziano
Michael Cristinziano, age 48, joined our Board of Directors in March 2009. Mr. Cristinziano is Corporate Vice President, Strategic Development at Citrix Systems, where he is responsible for several corporate finance functions, including M&A strategy and execution, technology licensing, strategic venture investments and investor relations. Mr. Cristinziano also serves as a member of the Citrix CTO Office. Prior to joining Citrix Systems in 2003, Mr. Cristinziano was Managing Director for Harris Nesbitt, the U.S. investment banking arm of BMO Financial Group, where he covered the networking and software industries. Before joining Harris Nesbitt in 1997, Mr. Cristinziano worked as a research analyst at Needham & Co. Prior to that he was a member of the technical staff at Bellcore. Mr. Cristinziano holds a B.S. in Electrical Engineering from Temple University, an M.S. in Systems Engineering from the University of Pennsylvania and completed post-graduate studies at Carnegie Mellon University.
Mr. Cristinziano brings industry, corporate development and investor relations experience to our Board of Directors.
Charles E. Peters, Jr.
Charles E. Peters, Jr., age 61, joined our Board of Directors in July 2011. Mr. Peters has served as Executive Vice President and Chief Financial Officer of Red Hat, Inc. since August 2004. Prior to joining Red Hat, Mr. Peters served as Senior Vice President and Chief Financial Officer of Burlington Industries, Inc., a NYSE-listed multi-national manufacturer of fabrics and textiles for apparel and interior furnishings, from November 1995 until November 2003 and as a consultant to Burlington Industries, Inc. while employed by BTI Distribution Trust from November 2003 until joining Red Hat. From 1991 to 1995, Mr. Peters was Senior Vice President Finance at Boston Edison Company, a NYSE-listed electric power company serving the Boston area. Prior to that, he served as Chief Financial Officer at GenRad, Inc., a NYSE-listed multi-national manufacturer of automatic test equipment. Mr. Peters began his career with Price Waterhouse in 1973, serving in Boston and London in the audit division. Mr. Peters is a Certified Public Accountant and holds a Bachelor of Business Administration from the University of Massachusetts as well as a Master of Science in Finance from Bentley College.
Mr. Peters brings significant executive experience in publicly-traded multi-national companies and the technology industry, as well as substantial knowledge of finance and accounting, to our Board of Directors.
Steven R. Polk
Lt. Gen. Steven R. Polk (ret.), age 66, joined our Board of Directors in August 2006 and was named Chairman of the Board in February 2009. General Polk retired from the Air Force on February 1, 2006, after a distinguished career of over 37 years. His last duty assignment was as the Air Force Inspector General. General Polk is the past National Commander and Chairman of the Board of the Order of Daedalians and co-chairs the Air Force Retiree Council. General Polk graduated from the United States Air Force Academy with a B.S. in aeronautical engineering. Additionally, he holds an M.S. in engineering from Arizona State University and an M.A. in national security and strategic studies from the Naval War College.
General Polk brings global leadership and management experience to our Board of Directors as well as an in-depth knowledge of the purchasing practices of the United States military.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
Under the NASDAQ Stock Market ("NASDAQ") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of the NASDAQ, as in effect time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Michael Cristinziano, Tim A. Guleri, Kevin M. Klausmeyer, Charles E. Peters, Jr., Steven R. Polk and Arnold L. Punaro. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with us. John C. Becker, our Chief Executive Officer, and Martin F. Roesch, our Chief Technology Officer, are not independent directors by virtue of their employment with us.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met eleven (11) times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.
As required under applicable NASDAQ listing standards, in fiscal 2012, the Company's independent directors met eight (8) times in regularly scheduled executive sessions at which only independent directors were present.
BOARD LEADERSHIP STRUCTURE
We currently have a separate Chief Executive Officer and Chairman of the Board, with Mr. Becker serving as Chief Executive Officer and Mr. Polk serving as Chairman of the Board. Although Mr. Becker serves as a member of the Board, we believe that Mr. Polk's status as Chairman and as an independent director provides for a meaningful division of leadership between the Chief Executive Officer and the Board.
The Chief Executive Officer is responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over all meetings of the Board, including executive sessions. We believe this has been an effective model for the Company. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
OVERSIGHT OF RISK MANAGEMENT
The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews information regarding the Company's strategy, finances and operations, as well as the risks associated with each. The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. The Audit Committee meets with management, including the Company's internal auditor and legal counsel, as well as the Company's independent registered public accounting firm, to review and evaluate these risks. The Audit Committee regularly reports to the full Board on its proceedings and actions, and makes recommendations as it deems appropriate. In addition, the Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. The Company's Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The following table provides current membership and fiscal 2012 meeting information for each of the Board committees.

Name	Audit		Compensation		Nominating and Governance
Michael Cristinziano	X				X
Tim A. Guleri
Kevin M. Klausmeyer	X	*	X
Charles E. Peters, Jr.			X	*
Steven R. Polk			X		X	*
Arnold L. Punaro	X				X
Total meetings in fiscal 2012	12		13		18
* Committee Chairman
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, oversees the Company's accounting and financial reporting processes and the audits of the Company's financial statements, establishes policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services to be performed by the Company's independent auditors, oversees the rotation of the audit partners of the Company's independent auditors as required by law, reviews and approves or rejects transactions between the Company and related persons, evaluates and confers with management regarding the adequacy and effectiveness of internal controls over financial reporting that could significantly affect the Company's financial statements, as well as the adequacy and effectiveness of the Company's disclosure controls and procedures and management's reports thereon, establishes procedures as required by law for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters and reviews with management and the Company's independent auditors the Company's annual audited and quarterly interim financial statements (including disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations") prior to the filing with the SEC of any report containing such financial statements.
The Board of Directors has determined that Mr. Klausmeyer qualifies as an "audit committee financial expert" under the SEC rule implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Board made a qualitative assessment of Mr. Klausmeyer's level of knowledge and experience based on a number of factors, including his formal education and experience.
The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market.
The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.
Report of the Audit Committee of the Board of Directors1
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors' independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements at and for the fiscal year ended December 31, 2012 be included in our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012.
Mr. Kevin M. Klausmeyer, Chairman
Mr. Michael Cristinziano
Maj. Gen. Arnold L. Punaro (ret.)

1 The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Board of Directors has determined that each of the members of the Compensation Committee is independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market.
The Compensation Committee reviews the annual base salary levels, annual incentive compensation levels, long-term incentive compensation levels and employment agreements for each of the Company's executive officers. The Compensation Committee reviews and recommends to our Chief Executive Officer and the Board policies, practices and procedures relating to the compensation of managerial employees and the establishment and administration of certain employee benefit plans for managerial employees. The Compensation Committee has authority to administer our Stock Incentive Plans and our Employee Stock Purchase Plan, as well as our Executive Change in Control Severance Plan and Executive Retention Plan, and to advise and consult with our officers regarding managerial personnel policies.
Each year, the Compensation Committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in our proxy statement and other filings.
The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with our Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant's reasonable fees and other retention terms.
The Compensation Committee has engaged Compensia, Inc. as an independent compensation consultant. Compensia was identified to our Compensation Committee by Mr. Guleri, the former Chairman and member of the Compensation Committee. Other than the work that it performs at the direction of the Compensation Committee and the Nominating and Governance Committee, Compensia does not provide any other services to Sourcefire. The Compensation Committee has evaluated the independence of Compensia and determined that the consultant can provide independent and objective advice and its engagement does not present any conflicts of interest.
As part of its engagement during 2012, Compensia was requested by the Compensation Committee to conduct a detailed market analysis of our executive compensation practices and levels. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee used the information provided by Compensia in establishing executive compensation levels.
The Compensation Committee has delegated to our Chief Executive Officer the limited authority to grant restricted stock units to new and current non-executive officer employees, subject to prescribed limits. The Compensation Committee delegated this authority in order to improve and streamline the process we follow when granting restricted stock units to new employees and to current employees in connection with annual performance reviews or promotions. This delegation of authority contains specific instructions regarding the value of restricted stock units that can be granted to new and current employees that vary only with respect to the recipient's level of responsibility within Sourcefire and the number of restricted stock units that can be granted to individual employees. Our Chief Executive Officer has no authority to grant any other kind of equity compensation other than as specified in these pre-defined instructions.

Historically, the Compensation Committee has made most significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers analyses and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee's compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2012 and significant changes implemented for 2013 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
As noted above, our Compensation Committee consists of Messrs. Peters and Klausmeyer and General Polk. No member of the Compensation Committee has been at any time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any entity, one or more of whose executive officers has served on our Board of Directors or Compensation Committee.
Compensation Committee Report1
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
Mr. Charles E. Peters, Jr., Chairman
Mr. Kevin M. Klausmeyer
Lt. Gen. Steven R. Polk (ret.)

1 The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company's Annual Report on Form 10-K, where it shall deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board of Directors with its responsibilities regarding, among other things, the identification of individuals qualified to become directors; the selection of the director nominees for the next annual meeting of stockholders; the selection of director candidates to fill any vacancies on the Board of Directors; reviewing and making recommendations to the Board with respect to management succession planning; developing and recommending to the Board corporate governance principles; reviewing and making recommendations to the Board regarding membership of Board committees; and overseeing an annual evaluation of the Board. The Nominating and Governance Committee also approves the compensation of the non-employee directors of the Board and during 2012 engaged Compensia to advise it regarding director compensation matters.

The Board of Directors has determined that each of the members of the Nominating and Governance Committee are independent, as independence is currently defined in Marketplace Rule 5605(a)(2) of the NASDAQ Stock Market. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on our website at http://investor.sourcefire.com.
The Nominating and Governance Committee has not formally established minimum qualifications for director candidates, but it considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our Company. The Nominating and Governance Committee may, in its discretion, implement certain qualifications for director candidates from time to time. Candidates for director are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Governance Committee considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and our Company, to maintain a balance of knowledge, experience and capability. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee conducts periodic reviews of all Board members, including an assessment of the make-up of the Board, as compared to the characteristics described in the Corporate Governance Guidelines, and considers the results of those reviews in making recommendations to the Board as to Board membership. In addition, in the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, based upon applicable NASDAQ standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, although from time to time, the Nominating and Governance Committee has also engaged a professional search firm to assist it in identifying qualified candidates to serve as directors. In this capacity, the search firm has identified a range of potential candidates, assisted with interviews and performed background checks of potential directors. The Nominating and Governance Committee meets to discuss and consider the candidates' qualifications and then selects nominees by majority vote.
At this time, the Nominating and Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders. The Nominating and Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
We do not have a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Board believes that the lack of a formal process has not interfered with its ability to communicate with and hear the views of stockholders and that it is not necessary to adopt a formal process at the present time. The Board intends to reevaluate the need for a formal process related to stockholder communications from time to time. If adopted, any such policy would be promptly posted to the Company's website.
CODE OF ETHICS
Our Board of Directors has adopted the Sourcefire, Inc. Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at http://investor.sourcefire.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2
APPROVAL OF THE EXECUTIVE ANNUAL INCENTIVE PLAN
In April 2013, our Board of Directors adopted an executive annual incentive plan to be effective as of January 1, 2014 (the "Executive Annual Incentive Plan"), under which our executive officers and other participating employees may earn incentive cash bonus awards based on the achievement of goals relating to Company or individual performance, subject to stockholder approval of the plan. The Executive Annual Incentive Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following description and summary are qualified in their entirety by reference to Appendix A.
Stockholder approval of this proposal is intended to satisfy the stockholder approval requirements under Section 162(m) of the Internal Revenue Code (the "Code"). As described more fully in "Executive Compensation-Compensation Discussion and Analysis—Tax Considerations" below, pursuant to Section 162(m), the Company may not deduct more than $1 million per year for compensation paid to the chief executive officer and certain other highly compensated executive officers of the Company. An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in Section 162(m) for qualified performance-based compensation. One such requirement is for stockholders to approve the material terms of the performance goals under which compensation is to be paid. Accordingly, the Company is asking its stockholders to approve the material terms of the Executive Annual Incentive Plan, in accordance with Section 162(m).
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Executive Annual Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes.
DESCRIPTION OF THE EXECUTIVE ANNUAL INCENTIVE PLAN
Administration. The Executive Annual Incentive Plan will be administered by our Compensation Committee or such other committee designated by the Board that consists solely of two or more directors, each of whom are "outside directors" for purposes of Section 162(m) of the Code.
Eligibility. Pursuant to the terms of the Executive Annual Incentive Plan, our Compensation Committee designates the executive officers and other participating employees that are eligible to receive cash awards based upon the attainment of performance goals established by the Compensation Committee over the applicable performance period. For 2014, we estimate that approximately eight people will be eligible to participate in the Executive Annual Incentive Plan.
Performance Goals. The amounts earned under the plan will be based on the degree of achievement of performance goals selected by the Compensation Committee, with performance measured over specified performance periods. The performance periods will be determined by the Compensation Committee. Performance goals will provide for a targeted level or levels of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin or operating margin contribution, (e) gross margin or gross margin contribution, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) sales or bookings, (p) economic value added, (q) market share, (r) corporate overhead costs, (s) return on capital invested, (t) stockholders' equity, (u) income before income tax expense, (v) residual earnings after reduction for certain compensation expenses, (w) net income, (x) profitability of an identifiable business unit or product, (y) earnings before interest, taxes and depreciation (EBITD), (z) earnings before interest, taxes, depreciation and amortization (EBITDA), (aa) net cash provided by operating activities, (bb) free cash flow, which is calculated as net cash provided by operating activities minus capital expenditures, (cc) adjusted net income, which is calculated as net income minus stock-based compensation expense, amortization of acquisition-related intangible assets and other acquisition-related expenses and may be further adjusted to reflect an assumed tax rate of 35% or such other rate as determined by the Compensation Committee, (dd) adjusted net income per share, (ee) adjusted operating income, which is calculated as net income or loss before interest income or expense, income taxes and non-cash stock-based compensation expense and excludes amortization of acquisition-related intangible assets and other acquisition-related expenses, and (ff) adjusted operating margin, which is adjusted operating income as a percentage of total revenue.
Performance goals used for awards that are not intended to qualify as performance-based compensation for purposes of Section 162(m) may also be based on individual objectives and any other goals established by the Compensation Committee. The Compensation Committee may also take into account individual objectives and any other goals established by the Compensation Committee when exercising negative discretion (to reduce or eliminate the amount payable pursuant to an award) with respect to awards that are intended to qualify as performance-based compensation. The performance goals may be applicable to the Company and/or any of its subsidiaries or individual business units or an individual participant or team and may differ from participant to participant. Performance goals may be expressed in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies.
To the extent a performance goal relates to an award that is intended to qualify as performance-based compensation for purposes of Section 162(m), the performance goal will be objectively determinable. The Compensation Committee will have the authority to make appropriate adjustments in performance goal(s) to take into account any of the following events that occur during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for discontinued operations, reorganization and restructuring programs, (e) stock-based compensation charges, (f) amortization of acquisition-related intangible assets and other acquisition related expenses, and/or (g) the impact of any other unusual, non-recurring or otherwise extraordinary items not reflected in such goals. Any such adjustments relating to awards that are intended to qualify as performance-based compensation will be pre-approved in a manner intended to satisfy the pre-approval requirements under Section 162(m).
Each year, the Compensation Committee will establish (i) the target award opportunities under the Executive Annual Incentive Plan for each participant; (ii) the performance goals for each participant; and (iii) the weight of each performance goal in calculating a participant's award. Awards will then be determined based on a comparison of actual performance to the performance goals during the performance period. A participant may earn his or her target bonus award if the performance goals for such participant are achieved. If performance goals are exceeded, the participant may earn an award greater than the target award. However, if performance goals are not met, the participant may earn an award, if any, that is less than the target award.
The maximum award amount that may be paid to any executive under the Executive Annual Incentive Plan for any given year during the performance period shall be $3,000,000.
Amendment and Termination. The Board may amend or terminate the Executive Annual Incentive Plan at any time, and the Compensation Committee may alter the terms and conditions under which the bonus awards are set, calculated, or paid. The Compensation Committee also retains the discretion to eliminate or reduce (or, with respect to awards other than awards intended to qualify as performance-based compensation, increase) any award that would otherwise be payable pursuant to the Executive Annual Incentive Plan.
Plan Benefits. No awards have been granted under the Executive Annual Incentive Plan. Any future awards under the Executive Annual Incentive Plan will be granted at the discretion of the Compensation Committee, and, accordingly, are not yet determinable. In addition, benefits under the Executive Annual Incentive Plan will depend on a number of factors, as discussed above. Consequently it is not possible to determine the benefits that might be received by participants under the Executive Annual Incentive Plan.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE
EXECUTIVE ANNUAL INCENTIVE PLAN.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.
As described in detail in the "Compensation Discussion and Analysis" below, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals and the realization of increased stockholder value. Please read the "Compensation Discussion and Analysis" below for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote FOR the following resolution at the Annual Meeting:
"RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure."
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in the Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the 2013 Annual Meeting. Ernst & Young has audited our financial statements since our inception in 2001. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent auditors. However, the Board is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2012 and 2011 by Ernst & Young LLP, our principal accountant. All fees described below were approved by our Audit Committee.

	Fiscal Year Ended December 31,
	2012	2011
	(in thousands)
Audit Fees(1)	$1,094	$966
Audit-related Fees(2)	28	25
Tax Fees(3)	3	89
All Other Fees(4)	—	20
Total Fees	$1,125	$1,100

(1)
Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, audit of our internal control over financial reporting, accounting consultations regarding financial accounting and reporting matters that are normally provided by Ernst and Young LLP in connection with regulatory filings or engagements and related expenses.

(2)	Consists of fees for the audit of the Company's 401(k) plan.

(3)	Consists of tax advisory fees.

(4)	Consists of fees for services related to XBRL compliance.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has responsibility for establishing policies and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, Ernst & Young LLP. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the above services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION
OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

EXECUTIVE OFFICERS
The following table sets forth information concerning our named executive officers and other executive officers as of April 24, 2013:

Name	Age	Position
John C. Becker	55	Chief Executive Officer and Director
Thomas M. McDonough	58	President and Chief Operating Officer
Todd P. Headley	50	Chief Financial Officer and Treasurer
Martin F. Roesch	43	Chief Technology Officer and Director
John G. Negron	49	Senior Vice President, Worldwide Sales
Marc W. Solomon	41	Chief Marketing Officer
Leslie Pendergrast	51	Chief People Officer
Douglas W. McNitt	48	General Counsel and Secretary
Executive Officers
John C. Becker, Chief Executive Officer and Director
See Proposal 1 of this Proxy Statement for information concerning Mr. Becker.
Thomas M. McDonough, President and Chief Operating Officer
Thomas M. McDonough joined us in September 2002 as our President and Chief Operating Officer. Before joining Sourcefire, from March 2002 until September 2002, Mr. McDonough was the Chief Executive Officer of Mountain Wave, Inc., an information security company, which was acquired by Symantec Corporation in July 2002. Prior to that, Mr. McDonough was Senior Vice President of Worldwide Sales for Riverbed Technologies from February 2000 until March 2000, when it was acquired by Aether Systems. He then served as the Senior Vice President of Worldwide Sales for Aether Systems until March 2002. Previously, Mr. McDonough spent six years with AXENT Technologies, Inc. as Vice President of North American Sales and Professional Services. That company was acquired by Symantec Corporation in December 2000. Mr. McDonough holds a B.A. in Economics and an M.B.A. from the University of Notre Dame.
Todd P. Headley, Chief Financial Officer and Treasurer
Todd P. Headley joined us in April 2003 and serves as our Chief Financial Officer and Treasurer. Prior to joining Sourcefire, Mr. Headley was CFO for BNX Corporation, a network access management company, from September 2001 until April 2003. Prior to BNX, Mr. Headley served as CFO for FBR Technology Venture Partners, a Virginia-based venture capital firm, from September 2000 until May 2001. Mr. Headley served as Chief Financial Officer of Riverbed Technologies, a wireless infrastructure company, from March 1999 until its acquisition by Aether Systems in March 2000. Mr. Headley continued with Aether Systems until June 2000, where he was engaged in various business development and integration activities. Mr. Headley also served as Controller at POMS Corporation, a manufacturing supply chain execution company, from February 1998 until February 1999 and as Vice President and Controller of Roadshow International, Inc., a supply chain execution company, from April 1992 until February 1998. Mr. Headley began his career at Arthur Andersen in 1985 as an auditor. Mr. Headley is a C.P.A. and holds a B.S. in accounting from Virginia Tech.
Martin F. Roesch, Chief Technology Officer and Director
See Proposal 1 of this Proxy Statement for information concerning Mr. Roesch.
John G. Negron, Senior Vice President, Worldwide Sales
John G. Negron joined us in July 2002 and serves as our Senior Vice President, Worldwide Sales. Before joining us, from December 2001 until May 2002, Mr. Negron was Vice President of Sales and Marketing at mindShift Technologies, Inc. Mr. Negron joined Riverbed Technologies in February 2000 as Director of Sales and continued to serve in that capacity following its acquisition by Aether Systems in March 2000, until October 2001. He also served as Director of Sales for Aether Systems' Enterprise Vertical when Aether acquired Riverbed in March 2000. From September 1994 until January 2000, Mr. Negron was employed by AXENT Technologies, an internet security software company, where he directed the company's penetration into the public sector. Mr. Negron also held multiple domestic and international sales management roles from August 1985 until September 1991 at SunGard Data Systems Inc. which provided software and services in the disaster recovery segment of the security industry. Mr. Negron holds a B.S. from Bentley College.

Marc W. Solomon, Chief Marketing Officer
Marc W. Solomon joined us in July 2010 and serves as our Chief Marketing Officer. Before joining Sourcefire, Mr. Solomon was Senior Director of Product Management for Fiberlink Communications, a provider of enterprise mobility management software and services, from May 2007 to June 2010. Prior to Fiberlink, Mr. Solomon was Director of Product Management at McAfee, Inc. from November 2004 to May 2007. Before joining McAfee, Mr. Solomon held various senior roles at Everdream Corporation, which was acquired by Dell, Deloitte Consulting and HP. Mr. Solomon holds a B.A. in Economics from the University of Maryland and an M.B.A. from Stanford University.
Leslie Pendergrast, Chief People Officer
Leslie Pendergrast joined us in February 2009 and serves as our Chief People Officer. Prior to joining Sourcefire, Ms. Pendergrast owned and operated a consulting company focused on human resource practice improvement from 2008 to 2009. Prior to that time, she owned and operated a fitness and wellness studio. From 1996 to 1998 Ms. Pendergrast was Director, Human Resources and from 1998 to 2005 Vice President, Human Resources at Citrix Systems, Inc., where she was responsible for developing and leading a human resources infrastructure to support the company's growth from an 80-person company to a global organization of approximately 2,500 employees. She has also held customer service and human resources management roles at JC Penney, American Express and Certified Vacations/Alamo. Ms. Pendergrast holds a bachelor's degree from Florida Atlantic University and an M.B.A. from Nova Southeastern University.
Douglas W. McNitt, General Counsel and Secretary
Douglas W. McNitt joined us in September 2007 as General Counsel and Secretary. Prior to joining Sourcefire, Mr. McNitt served as Executive Vice President, General Counsel and Secretary of webMethods, Inc., leaving his position in June 2007 following the acquisition of the company by Software AG. Mr. McNitt joined webMethods in October 2000 as General Counsel, became an Executive Vice President in January 2002 and became Secretary in May 2003. Mr. McNitt also served in various capacities, including Senior Counsel and Assistant General Counsel, for America Online, Inc. during his service there from December 1997 to September 2000. From May 1996 to December 1997, he was an associate with the law firm of Tucker, Flyer & Lewis, a professional corporation, and from April 1994 to May 1996 he was an associate with the law firm of McDermott, Will & Emery. Mr. McNitt holds a B.A. from Stanford University and a J.D. from Notre Dame Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 8, 2013 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.
Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, we believe that each of the stockholders identified in the table possesses sole voting and investment power with respect to all shares of common stock indicated as beneficially owned by them. Shares of common stock subject to options currently exercisable, options exercisable within 60 days of April 8, 2013 and restricted stock units vesting within 60 days of April 8, 2013 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options or restricted stock units, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentages are based on 31,130,614 shares outstanding on April 8, 2013, adjusted as required by rules promulgated by the SEC.

The business address for each director and executive officer is c/o Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
Beneficial owners of 5% or more of the outstanding common stock:
The Vanguard Group, Inc. (1)	1,801,168	5.8
T. Rowe Price Associates, Inc. (2)	1,914,862	6.2
BlackRock, Inc. (3)	2,918,077	9.4
Fidelity Management & Research Company (4)	3,547,327	11.4
Named executive officers:
John C. Becker (5)	34,241	*
Thomas M. McDonough (6)	11,822	*
Todd P. Headley (7)	31,013	*
Martin F. Roesch (8)	632,852	2.0
John G. Negron (9)	13,587	*
Marc W. Solomon (10)	17,263	*
Other directors and nominees:
Michael Cristinziano (11)	13,295	*
Tim A. Guleri (12)	22,353	*
Kevin M. Klausmeyer (13)	4,508	*
Charles E. Peters, Jr. (14)	9,749	*
Steven R. Polk (15)	16,819	*
Arnold L. Punaro (16)	11,863	*
All directors and executive officers as a group (14 persons) (17)	825,580	2.6
* Less than 1% beneficial ownership.

(1)
Amount was reported on a Schedule 13G/A filed on February 12, 2013. The Vanguard Group, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,801,168 shares of common stock. The address of this holder is 100 Vanguard Boulevard, Malvern, PA 19355.

(2)
Amount was reported on a Schedule 13G/A filed on January 10, 2013. T. Rowe Price Associates, Inc. ("Price Associates"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,914,862 shares of common stock. The address of this holder is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)
Amount was reported on a Schedule 13G/A filed on January 31, 2013. BlackRock, Inc., through its affiliated funds, is the beneficial owner of 2,918,077 shares of common stock. The address of this holder is 40 East 52ndStreet, New York, New York 10022.

(4)
Amount was reported on a Schedule 13G filed on January 10, 2013. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,547,327 shares of common stock. The address of this holder is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)
Includes 2,266 shares of common stock subject to repurchase by the Company; Mr. Becker has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

(6)	Includes options exercisable within 60 days to purchase 1,822 shares of common stock.

(7)	Includes options exercisable within 60 days to purchase 10,237 shares of common stock.

(8)
Includes options exercisable within 60 days to purchase 83,045 shares of common stock. Of the shares of common stock reported, 243,045 shares of common stock are held by The Martin F. Roesch 2010 Grantor Retained Annuity Trust, Martin F. Roesch, Trustee. Mr. Roesch has voting and investment control with respect to these shares.

(9)	Includes options exercisable within 60 days to purchase 2,087 shares of common stock. Also includes restricted stock units vesting within 60 days with respect to 5,000 shares.

(10)	Includes options exercisable within 60 days to purchase 7,253 shares of common stock. Also includes restricted stock units vesting within 60 days with respect to 9,575 shares.

(11)
Includes 2,266 shares of common stock subject to repurchase by the Company; Mr. Cristinziano has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

(12)
Includes 2,266 shares of common stock subject to repurchase by the Company; Mr. Guleri has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses. Also includes 20,087 shares held by the Guleri Family Trust UTD dated April 7, 1999. Mr. Guleri has voting and investment power with respect to these shares.

(13)
Includes 4,508 shares subject to repurchase by the Company; Mr. Klausmeyer has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

(14)
Includes 7,234 shares of common stock subject to repurchase by the Company; Mr. Peters has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

(15)
Includes 2,266 shares of common stock subject to repurchase by the Company; Mr. Polk has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

(16)
Includes 2,266 shares of common stock subject to repurchase by the Company; Mr. Punaro has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

(17)
Includes options exercisable within 60 days to purchase 110,659 shares of common stock. Also includes restricted stock units vesting within 60 days with respect to 14,575 shares. Of the shares of common stock reported, 20,806 shares are subject to repurchase by the Company; the executive officer or director has voting power with respect to the shares subject to repurchase but does not have investment power with respect to such shares until such time as the Company's repurchase option lapses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were met in a timely manner.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our executive officers for the achievement of short-term and long-term strategic and operational goals and for long-term enhanced stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
All compensation decisions for our executive officers are made by the Compensation Committee of our Board of Directors, which is comprised of three non-employee directors who meet the independence requirements established by the SEC and NASDAQ. Our Compensation Committee retains an independent consulting firm, Compensia, Inc., to assist the committee in making its annual determination of executive compensation.
Our named executive officers' compensation consists primarily of base salary, cash bonus awards and long-term equity incentives in the form of restricted stock and stock options. In establishing executive officer compensation levels for 2012, the Compensation Committee considered market data for comparable companies, the Company's revenue growth and operating performance in 2011, the increase in the number of Company employees in 2011, and the one and three year return to the Company's stockholders. The Compensation Committee also considered the individual performance and strategic importance to the Company of each of the executive officers and, for equity compensation, the retention value of long-term equity incentives held by each of the executive officers.
Base salaries for our named executive officers for 2012 generally increased compared to 2011, with percentage increases ranging from 0% to 12%. The base salary for Martin F. Roesch was increased by an additional 20% effective July 1, 2012, in connection with his appointment as our Interim Chief Executive Officer.
Target annual cash bonuses for 2012 represented 50% of total target cash compensation for John C. Burris, who served as our Chief Executive Officer until June 28, 2012, and from 17% to 41% for our other named executive officers. The target annual cash bonus for Mr. Roesch was increased effective July 1, 2012, in connection with his appointment as our Interim Chief Executive Officer, and represented 40% of his increased total target cash compensation. All 2012 cash bonus awards to our executive officers were performance-based. Our Compensation Committee established total revenue, adjusted operating margin (as defined below) and operating expenses measured against our 2012 operating plan as the performance measures for the payment of bonuses. For 2012, total revenue and adjusted operating margin exceeded our operating plan and operating expenses were consistent with our operating plan. As a result, our named executive officers, other than Mr. Burris, were paid cash bonuses for 2012 that exceeded the target amounts.
Equity grants for 2012 consisted of restricted stock units. Our restricted stock units provide for time-based vesting, with a portion of the awards subject to accelerated vesting on the achievement of performance milestones.
Say-on-Pay
Our Board of Directors, our Compensation Committee, and our management value the opinions of our stockholders. At our 2012 Annual Meeting of Stockholders, approximately 97% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. Our Board of Directors and Compensation Committee reviewed the final vote results and we did not make any changes to our executive compensation program as a result of the vote results. We have determined that our stockholders should vote on a say-on-pay proposal each year. For more information, see "Proposal 3—Advisory Vote on Executive Compensation" above.
Compensation Program Objectives and Philosophy
The Compensation Committee of our Board of Directors oversees the design and administration of our executive compensation program. Our Compensation Committee's primary objectives in structuring and administering our executive officer compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers;

•	tie annual and long-term cash and stock incentives to achievement of measurable corporate performance objectives;

•	provide incentives to executive officers to achieve individual performance objectives;

•	reinforce business strategies and objectives for enhanced stockholder value; and

•	provide our executive officers with long-term incentives so we can retain them and benefit from continuity in executive management.

To achieve these goals, our Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives' overall compensation to achieving annual financial goals, long-term growth and enhanced stockholder value. Our Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with those of executives at companies with revenues, enterprise value and headcount levels that we believe Sourcefire is realistically capable of achieving over the next one to three years, while taking into account our relative performance and our own strategic goals.
Our Compensation Committee considers each component of compensation, as well as total compensation, for each executive officer. It determines the appropriate level for each compensation component, taking into consideration market information on executive compensation, our recruiting and retention goals, our view of internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance and creating incentives for achieving performance objectives.
Determination of Compensation Awards
The Compensation Committee currently performs an annual strategic review of our executive officers' compensation to determine whether it provides adequate and targeted incentives and motivation to our executive officers and whether it adequately compensates the executive officers relative to officers in other companies that it believes are comparable to us or with which we potentially compete for executive talent. In making its annual determination of executive compensation, the Compensation Committee considers information from an independent consulting firm, Compensia, Inc., which it has retained since 2007, as well as the committee's judgments and collective experiences with regard to market levels of base salaries, cash bonuses and equity compensation.
In February 2012, our Compensation Committee completed its annual review of our executive compensation practices and strategy for 2012. Based on this review, the Compensation Committee approved adjustments to base salaries effective April 1, 2012, established targets for our annual incentive cash bonus plan for 2012, and approved the grant of equity awards. Effective July 1, 2012, the Compensation Committee approved further adjustments to Mr. Roesch's base salary and target annual incentive cash bonus in connection with his appointment as our Interim Chief Executive Officer.
The Compensation Committee, working with Compensia, utilized a number of resources in conducting the 2012 compensation review, including: executive compensation surveys prepared by Radford of technology companies with revenues between $200 million and $500 million; and executive compensation information compiled from the proxy statements of a peer group of companies. The Compensation Committee reviews and adjusts, as necessary, the composition of the peer group annually. For the 2012 compensation review, the Compensation Committee reevaluated the selection criteria for our peer group and determined to broaden the peer group to include publicly traded companies in the technology industry generally, rather than limiting the peer group to companies engaged in various aspects of network infrastructure development. Within the technology industry, the Compensation Committee selected companies with revenues, market capitalizations and growth rates in ranges comparable to ours. The peer group companies consisted of publicly traded technology companies with gross revenues, net incomes, growth rates, numbers of employees and market capitalizations that, at the time the peer group data was reported, were generally comparable to the same measures for us for 2012. The peer companies used by the Compensation Committee in its 2012 analysis include the following 24 companies:

Aruba Networks	Broadsoft	Cavium Networks	Cirrus Logic
Cognex	CommVault Systems	DealerTrack Holdings	ExIService Holdings
FARO Technologies	Hittite Microwave	Interactive Intelligence	Ixia
Lattice Semiconductor	LogMeIn	OPNET Technologies	Pegasystems
Qlik Technologies	Quality Systems	RealPage	RightNow Technologies
Riverbed Technology	Solarwinds	Synchronoss Technologies	Taleo

Based on the criteria described above, Broadsoft, Cavium Netorks, Cirrus Logic, Cognex, DealerTrack Holdings, ExIService Holdings, FARO Technologies, Hittite Microwave, Interactive Intelligence, Ixia, Lattice Semiconductor, LogMeIn, Pegasystems, Qlik Technologies, Quality Systems, Realpage, RightNow Technologies, Solarwinds and Taleo were added to our peer group for 2012, and ArcSight, Art Technology Group, Blue Coat Systems, Fortinet and SafeNet were removed from our peer group for 2012.
The Compensation Committee considers the executive compensation practices of the companies in the Radford surveys and, for executive officer positions for which sufficient information is available, our peer group (collectively, the "market data"), among other factors, in setting compensation. For 2012, peer group data was included in the market data with respect to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Technology Officer and Chief Marketing Officer positions. The Compensation Committee does not target a percentile range within the market data and instead uses the market data at the 25th, 50th and 75th percentiles as reference points in its determination of the types and amount of compensation based on its own evaluation. Other executive compensation survey information is used to validate the market data but is not included in the market data. For 2012, the total compensation of our named executive officers is believed to generally be between the 50th and 75th percentiles of the market, as described above, although individuals may be compensated above this level based on various reasons, such as competitive factors, our financial and operating performance and consideration of individual performance and experience.
For 2013, the Compensation Committee, working with Compensia, again reevaluated our peer group using criteria similar to the criteria used for 2012. The peer companies used by the Compensation Committee in its 2013 analysis include the following 26 companies:

3D Systems	Aspen Technology	Broadsoft	DealerTrack Holdings
ExactTarget	Fortinet	Fusion-io	Guidewire Software
Infoblox	InvenSense	Kenexa	LivePerson
NetSuite	OpenTable	Palo Alto Networks	Qlik Technologies
RealPage	ServiceNow	Solarwinds	Splunk
Stratasys	Synchronoss Technologies	TiVo	Ubiquiti Networks
The Ultimate Software Group	Ultratech
Our Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer. For compensation decisions, including decisions regarding the grant of equity compensation, relating to executive officers other than our Chief Executive Officer, our Compensation Committee typically considers performance assessments and recommendations from our Chief Executive Officer.
Base Compensation
We provide our named executive officers and other executive officers with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals. We review base salaries for our executive officers annually in the first quarter of the year, and adjustments are based on our performance and the individual's performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.
Our Compensation Committee approved base salaries, effective April 1, 2012, for our named executive officers as set forth in the following table.

Name	Title	Base Salary Effective April 1, 2012
John C. Burris(1)	Chief Executive Officer	$475,000
Martin F. Roesch(1)	Interim Chief Executive Officer and Chief Technology Officer	$360,700	(2)
Thomas M. McDonough	President and Chief Operating Officer	$325,100
Todd P. Headley	Chief Financial Officer and Treasurer	$330,400
John G. Negron	Senior Vice President, Worldwide Sales	$300,000	(3)
Marc W. Solomon	Chief Marketing Officer	$275,000

(1)
Mr. Burris took a medical leave of absence from his position as Chief Executive Officer, effective June 28, 2012, and retired on October 1, 2012. Mr. Roesch was appointed Interim Chief Executive Officer on June 28, 2012.

(2)
Effective April 1, 2012, Mr. Roesch's base salary was $300,200. Effective July 1, 2012, the Compensation Committee approved an increase in Mr. Roesch's base salary to $360,700 in connection with his appointment as Interim Chief Executive Officer.

(3)	The base salary for Mr. Negron was effective January 1, 2012.
The 2012 base salary for Mr. Burris reflects an increase of approximately 12%. The Compensation Committee determined that the increase in base salary level was appropriate based on the Company's performance in 2011 and the committee's assessment of the compensation levels of chief executive officers at comparable companies.
The 2012 base salary for Mr. Roesch prior to his appointment as Interim Chief Executive Officer reflects an increase of approximately 9%. The committee determined that this base salary level was appropriate in view of Mr. Roesch's unique professional standing in the Company's industry and its assessment of his importance to the future growth of the Company. The 2012 base salary for Mr. Roesch following his appointment as Interim Chief Executive Officer reflects an increase of approximately 20% over his prior 2012 base salary and an increase of approximately 31% over his 2011 base salary. The Compensation Committee determined that this base salary level was appropriate based on Mr. Roesch's increased responsibilities as Interim Chief Executive Officer.
The 2012 base salary for Mr. McDonough was not adjusted. The committee determined that it was appropriate to more heavily weight Mr. McDonough's cash incentive compensation for 2012 because of the importance of his role in leading our global sales operations.
The 2012 base salary for Mr. Headley reflects an increase of approximately 10%. The committee determined that the increase in Mr. Headley's base salary was appropriate based on his management of the Company's growing financial reporting and compliance infrastructure and its investor relations function.
The 2012 base salary for Mr. Negron reflects an increase of approximately 5%. The committee determined that Mr. Negron's base salary was appropriate based on his performance in growing the Company's sales organization and executing its global sales strategy.
The 2012 base salary for Mr. Solomon reflects an increase of approximately 10%. The committee determined that Mr. Solomon's base salary was appropriate based on his performance in managing the Company's increasing global marketing efforts.
For 2012, base salary accounted for 50% of the total target annual cash compensation for Mr. Burris and 60% of the total target annual cash compensation for Mr. Roesch following his appointment as Interim Chief Executive Officer. For 2012, base salary accounted for between 56% and 69% of the total target annual cash compensation for our other named executive officers.
Cash Bonus Awards
Cash Bonus Plan
In February 2008, our Board of Directors established an executive annual bonus incentive plan (the "Bonus Plan") under which our executive officers and other participating employees may earn incentive cash bonus awards based on the achievement of goals relating to Company or individual performance. The Bonus Plan is administered by our Compensation Committee.
Pursuant to the terms of the Bonus Plan, our executive officers are eligible to receive cash awards based upon the attainment of performance goals established by the Compensation Committee over the applicable performance period. The performance period may be any fiscal period of the Company, but is typically set in accordance with our annual and quarterly fiscal periods. The performance goals that may be selected by the Compensation Committee include one or more of the following: increase in share price; earnings per share; total stockholder return; operating margin; gross margin; return on equity; return on assets; return on investment; operating income; net operating income; pre-tax income; cash flow; revenue; sales; expenses; earnings before interest, taxes and depreciation; economic value added; market share; corporate overhead costs; return on capital invested; stockholders' equity; income (before income tax expense); residual earnings after reduction for certain compensation expenses; net income; profitability of an identifiable business unit or product; performance of the Company relating to a peer group of companies on any of the foregoing measures; individual objectives; and any other goals established by the Compensation Committee. The performance goals may apply to the Company, any of its subsidiaries, business units or an individual participant, and may differ for each participant.
Each year, the Compensation Committee establishes (i) the target awards payable under the Bonus Plan for each participant; (ii) the performance goals for each participant; and (iii) the weight of each performance goal in calculating a participant's award. Awards are then determined based on a comparison of actual performance to the performance goals during the performance period. A participant may earn his or her target bonus award if the performance goals for such participant are achieved. If performance goals are exceeded, the participant may earn an award greater than the target award. However, if performance goals are not met, the participant may earn an award, if any, that is less than the target award.
The Board of Directors may amend or terminate the Bonus Plan at any time, and the Compensation Committee may alter the terms and conditions under which the bonus awards are set, calculated or paid. The Compensation Committee also retains the discretion to eliminate, reduce or increase any award that would otherwise be payable pursuant to the Bonus Plan. In addition, the Compensation Committee may make discretionary bonuses, if it considers them to be appropriate. For 2012, the Compensation Committee did not use its discretion to increase any award under the Bonus Plan or to make discretionary bonus payments to any executive officer.
2012 Cash Bonus Awards
For 2012, our Compensation Committee approved target annual bonus amounts and performance goals under the Bonus Plan (the "2012 cash bonus plan"). The Compensation Committee believes that the 2012 cash bonus plan provides balanced incentives for management to focus on both top line revenue growth and bottom line earnings performance. The target annual cash bonus awards for our named executive officers for the year ended December 31, 2012 were set as follows.

Name	Title	Total Annual Target Bonus Amounts
John C. Burris(1)	Chief Executive Officer	$475,000
Martin F. Roesch(1)	Interim Chief Executive Officer and Chief Technology Officer	$184,300	(2)
Thomas M. McDonough	President and Chief Operating Officer	$225,000
Todd P. Headley	Chief Financial Officer and Treasurer	$174,600
John G. Negron	Senior Vice President, Worldwide Sales	$235,000	(3)
Marc W. Solomon	Chief Marketing Officer	$125,000

(1)
Mr. Burris took a medical leave of absence from his position as Chief Executive Officer, effective June 28, 2012, and retired on October 1, 2012. Mr. Roesch was appointed Interim Chief Executive Officer on June 28, 2012.

(2)
The total annual target bonus amount for Mr. Roesch was originally $129,300. Effective July 1, 2012, the Compensation Committee approved an increased total annual target bonus amount of $239,300 for Mr. Roesch in connection with his appointment as Interim Chief Executive Officer.

(3)
For Mr. Negron, $60,000 of the total annual target bonus amount relates to performance goals under the 2012 cash bonus plan and $175,000 of the total annual target bonus amount relates to sales performance goals as discussed below under "2012 Sales Compensation Plan."

For each of the executive officers, the target annual bonus amount is divided into four equal quarterly target progress payment amounts. Progress payments are payable quarterly based on the achievement of three performance measures for the quarter: (i) our total revenue measured against our 2012 operating plan, (ii) our adjusted operating margin measured against our 2012 operating plan and (iii) our operating expenses measured against our 2012 operating plan. Total annual bonus payment amounts are calculated based on the achievement of the three performance measures for the full year 2012 measured against our 2012 operating plan. The annual bonus payment amount is reduced by the amount of quarterly progress payments paid for the year. In no event, however, may the actual quarterly payout for any quarter exceed 90% of the quarterly target progress payment amount and in no event may the total of the quarterly progress payments and any additional year-end payment exceed 200% of the total annual target bonus. In addition, the Compensation Committee has the discretion to reduce or eliminate quarterly progress payments if it believes the annual performance objectives will not be met.
The three performance measure components are described in more detail below.
Revenue
Our total revenue represents a 50% weighting of each executive officer's target bonus payment amount. The attainment of revenue against our 2012 operating plan determines a payout percentage to be multiplied against the 50% weighting for the revenue component:

•	In the event that our revenue is less than 80% of our plan revenue, no bonus is payable for the revenue component.

•
In the event that our revenue is from 80% to 100% of our plan revenue, the payout percentage is between 20% and 100%, with the rate of decrease in payout percentage accelerating for revenue below each of the 95% and 90% levels of our plan revenue.

•	In the event that our revenue exceeds 100% but is less than 110% of our plan revenue, the payout percentage increases by 4% for each 1% that our revenue exceeds 100% of our plan revenue.

•	In the event that our revenue equals or exceeds 110% of our plan revenue, the payout percentage increases by 5% for each 1% of revenue that our revenue exceeds 100% of our plan revenue.
For 2012, our revenue target was $207.0 million and our actual revenue was approximately $223.1 million, or approximately 108% attainment of our plan revenue. This resulted in a payout percentage of approximately 132% of the 50% weighted revenue component, or approximately 66% of the total annual target bonus amount.
Adjusted Operating Margin
Our adjusted operating margin represents a 30% weighting of each executive officer's target bonus payment amount. Adjusted operating margin is a non-GAAP measure and is calculated as net income or loss before interest income/expense, income taxes and non-cash stock-based compensation expense, as a percentage of total revenue. In addition, the Company may exclude other charges and credits required by GAAP in its calculation of adjusted operating margin and for 2012 adjusted operating margin also excludes costs related to our acquisition of Immunet Corporation.
The attainment of adjusted operating margin against our 2012 operating plan determines a payout percentage to be multiplied against the 30% weighting for the adjusted operating margin component:

•	In the event that our adjusted operating margin is less than 75% of our plan adjusted operating margin, no bonus is payable for the adjusted operating margin component.

•
In the event that our adjusted operating margin is from 75% to 100% of our plan adjusted operating margin, the payout percentage is between 25% and 100%, with the rate of decrease in payout percentage accelerating for adjusted operating margin below each of the 95% and 85% levels of our plan adjusted operating margin.

•
In the event that our adjusted operating margin exceeds 100% but is less than 105% of our plan adjusted operating margin, the payout percentage increases by 1% for each 1% that our adjusted operating margin exceeds 100% of our plan adjusted operating margin.

•
In the event that our adjusted operating margin equals or exceeds 105% but is less than 150% of our plan adjusted operating margin, the payout percentage increases by 2% for each 1% that our adjusted operating margin exceeds 100% of our plan adjusted operating margin.

•
In the event that our adjusted operating margin equals or exceeds 150% of our plan adjusted operating margin, the payout percentage increases by 3% for each 1% that our adjusted operating margin exceeds 100% of our plan adjusted operating margin.

For 2012, our adjusted operating margin target was 16.0% and our actual adjusted operating margin was approximately 17.2%, or approximately 108% attainment of our plan adjusted operating income. This resulted in a payout percentage of approximately 116% of the 30% weighted adjusted operating margin component, or approximately 35% of the total annual target bonus amount.
Operating Expenses
Our operating expenses represent a 20% weighting of each executive officer's target bonus payment amount. The attainment of expense management against our operating plan determines a payout percentage to be multiplied against the 20% component for the operating expense component:

•
In the event that actual operating expenses deviate (up or down) compared to our operating plan, then the payout percentage for the 20% weighting of this component may be reduced below 100%. The deviation range may be adjusted by the Chief Executive Officer based on developments in the Company's business and for 2012 was set at 8% due to revenue growth and employee hiring that exceeded our operating plan.

For 2012, our operating expenses target was $150.0 million and our actual operating expenses were approximately $161.7 million, or approximately 108% of our plan operating expenses. This resulted in a payout percentage of 100% of the 20% weighted revenue component, or approximately 20% of the total annual target bonus amount.
2012 Sales Compensation Plan
For 2012, in addition to Mr. Negron's participation in the 2012 cash bonus plan, because of his role in our sales function the Compensation Committee approved a target annual bonus amount and related sales performance goal for Mr. Negron under the Bonus Plan (the "2012 sales compensation plan"). Mr. Negron's target annual bonus amount under the 2012 sales compensation plan was $175,000 and the related performance goal for sales of products and current year services attributable to Mr. Negron was approximately $174.0 million. Pursuant to the 2012 sales compensation plan, Mr. Negron earned a percentage of sales (the "base rate") equal to his target annual bonus amount divided by the sales performance goal. For product sales made after the sales performance goal was reached, Mr. Negron earned a percentage of sales equal to 150% of the base rate (the "accelerated rate"). During 2012, sales of products and current year services attributable to Mr. Negron were approximately $175.8 million, approximately $1.4 million of which related to product sales made after the sales performance goal was reached. This resulted in a bonus of $177,568. In addition, pursuant to the 2012 sales compensation plan, Mr. Negron earned the base rate for 2012 sales attributable to him of services to be performed after 2012. These sales were approximately $16.7 million and this resulted in an additional bonus of $16,800. The total bonus amount earned by Mr. Negron under the 2012 sales compensation plan was $194,368.
Total 2012 Bonus Payment
Once the payout percentage has been calculated for each of the performance measure components discussed above, and the payout percentage is multiplied by the respective percentage weighting for that component, the component payment percentages are then added to yield a composite payout percentage that is multiplied against the target bonus amount. With the exception of Mr. Burris and Mr. Negron, the overall weighted attainment in 2012 for each of our executive officers was approximately 121% and, as a result, each of these executive officers earned a bonus of 121% of the total annual target bonus amount. Mr. Burris was paid a cash bonus of 45% of his total annual target bonus amount, as a result of payments of 90% of the quarterly target progress payment amounts for the two quarters of 2012 in which he served as Chief Executive Officer. Mr. Negron earned an aggregate total bonus, under both the 2012 cash bonus plan and the 2012 sales compensation plan, of approximately 113% of his total annual target bonus amount.

The cash bonus paid to Mr. Burris accounted for approximately 48% of his total cash compensation earned for 2012. The cash bonus paid to Mr. Roesch accounted for approximately 41% of his total cash compensation earned for 2012. The cash bonuses paid to Messrs. McDonough, Headley, Negron and Solomon accounted for approximately 46%, 40%, 47% and 36% of their respective total cash compensation earned for 2012.
2013 Cash Bonus Awards
In February 2013, our Compensation Committee approved the target annual bonus amounts and performance goals under the Bonus Plan for 2013 (the "2013 cash bonus plan"). The 2013 cash bonus plan contains the same revenue, adjusted operating margin and operating expenses components as the 2012 cash bonus plan. For 2013, the revenue performance component, the adjusted operating margin component and the operating expense performance component have weightings of 50%, 30% and 20%, respectively, of the total annual target bonus for each of our executive officers. In addition, our Compensation Committee approved a target annual bonus amount and sales performance goals for Mr. Negron under the Bonus Plan for 2013 (the "2013 sales compensation plan").
The cash bonus awards paid during 2012 and to be paid during 2013 are structured so that they are taxable to our executives at the time the awards become available to them.
Equity Compensation
We believe that equity awards are a significant motivator in attracting, retaining and rewarding the success of executive-level employees by providing compensation with long-term vesting requirements and linking the ultimate value of those awards to stockholder returns. This practice is also consistent with compensation practices among other high growth technology companies. Our Compensation Committee's philosophy in this regard has historically been to provide that a greater percentage of an employee's total compensation should be in the form of equity compensation as he or she becomes more senior in our organization.
Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards to incentivize those individuals to remain with the Company and execute the strategic plan for long periods of time, which, in turn we believe will provide us with greater stability over such periods than we would experience without such awards. Our Compensation Committee has used a combination of non-qualified stock options and restricted stock grants, in each case subject to a multi-year vesting schedule, in order to provide these retention and performance incentives to our executive officers.
For equity grants awarded to our employees, we estimate and record compensation expense over the service period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date. Generally, the granting of a non-qualified stock option to our executive officers is not a taxable event to those employees, provided, however, that the exercise of such stock option would result in taxable income to the optionee equal to the difference between the fair market value of the stock on the exercise date and the exercise price paid for such stock. Similarly, the granting of a restricted stock unit subject to a vesting requirement is not taxable to our executive officers. The value of the restricted stock becomes taxable to the recipient when the restricted stock unit vests.
Generally, we grant long-term equity awards, consisting of both restricted stock and non-qualified stock options, to our executive officers upon commencement of their employment, and the terms of those awards are individually negotiated. The Compensation Committee's equity award strategy for executives includes an annual review of equity award practices and eligibility for, but not a guarantee of, annual equity awards as a part of the committee's annual executive compensation review. The Compensation Committee believes that an annual strategy is appropriate for a public company given the liquidity of vested awards and the increased prominence of company executives. We grant equity compensation to our executive officers and other employees under our 2007 Stock Incentive Plan, which we refer to as the 2007 Plan. See "Employee Benefit Plans" below for additional information.
Restricted Stock Units
Our restricted stock units generally provide for time-based vesting, with a portion of the awards subject to accelerated vesting on the achievement of performance milestones. We believe that restricted stock units provide a strong incentive to our executives by providing them with actual stock ownership. Additionally, a restricted stock program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares do not have an exercise price, in contrast to stock options, which may or may not ultimately result in realizable value to recipients, and we believe that employees will perceive greater value in a restricted stock unit award than they will in a stock option award that results in similar compensation expense for financial accounting purposes. Because of the lower share consumption rate associated with our restricted stock award program, our use of restricted stock awards may reduce dilution for our stockholders.

Non-Qualified Stock Options
Our non-qualified stock options are generally subject to a four-year vesting schedule, with one-quarter vesting on the first anniversary of the date of grant and the remainder vesting equally on a monthly basis over the next three years. The options have exercise prices equal to the fair market value of our common stock at the date of grant. Prior to March 2010, our non-qualified stock options generally had a 10-year contractual exercise term. Options granted beginning in March 2010 have a seven-year contractual exercise term. In general, the vested portion of option grants is exercisable for 30 to 90 days following termination of employment, although this period is extended to six to 12 months in the case of termination as a result of death or disability, and such exercise term may also be extended in the discretion of the Compensation Committee.
From time to time we have granted additional follow-on equity grants in the form of stock options to our executive officers to align the interests of those individuals with our stockholders and to provide them a greater incentive to focus on long-term appreciation in the value of the Company's stock.
We provide for accelerated vesting of restricted stock units and stock options pursuant to our executive severance plans and individual employment agreements described below in "Employment Agreements and Executive Severance Plans" and "Potential Payments upon Termination or Change in Control."
2012 Annual Equity Awards
In February 2012, our Compensation Committee completed its annual review of our executive officers' equity compensation for 2012. The Compensation Committee determined that the equity grants for 2012 would consist entirely of restricted stock units. In determining the number of restricted stock units to be awarded, the Compensation Committee determined a value, in dollars, of the equity compensation to be awarded to each of our executive officers. One-quarter of the restricted stock units have time-based vesting only, while three-quarters of the restricted stock units are subject to performance-based vesting. The restricted stock units subject to time-based vesting vest annually over four years. The restricted stock units subject to performance-based vesting are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us.
Using this methodology, the Compensation Committee approved long-term equity awards to our named executive officers as set forth in the following table.

Name	Shares Subject to Restricted Stock Units (Time-Based)	Shares Subject to Restricted Stock Units (Performance-Based)	Total Shares Subject to Equity Awards		Fair Value of Total Shares on Date of Grant(1)
John C. Burris	10,750	32,250	43,000	(2)	$2,039,017
Martin F. Roesch	3,750	11,250	15,000		$711,285
Thomas M. McDonough	3,750	11,250	15,000		$711,285
Todd P. Headley	6,000	18,000	24,000		$1,138,056
John G. Negron	3,000	9,000	12,000		$569,028
Marc W. Solomon	3,750	11,250	15,000		$711,285

(1)
The amounts shown represent the aggregate grant date fair value of restricted stock units awarded to each of the named executive officers during 2012, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)
All unvested restricted stock units held by Mr. Burris as of October 1, 2012, including the restricted stock units awarded in 2012, were accelerated pursuant to the Retirement Agreement between Mr. Burris and the Company as discussed below under "Retirement Agreement with John C. Burris."

For 2012, the Compensation Committee set total revenue and adjusted operating margin, as contemplated by our 2012 operating plan and described above, as the financial objectives for determining the vesting of the first installment of the performance-based restricted stock units awarded in February 2012, as well as the vesting of the next installment of the performance-based restricted stock units awarded to our executive officers in 2011, 2010 and 2009. Our 2012 revenue was approximately 108% of revenue as contemplated by our operating plan and our adjusted operating margin was approximately 108% of adjusted operating margin as contemplated by our operating plan. Therefore, one-quarter of the performance-based awards granted in 2012 vested. In addition, one quarter of the performance-based equity awards granted to our executive officers in 2011, 2010 and 2009 vested as a result of our achieving these performance targets for 2012

2013 Annual Equity Awards
In February 2013, our Compensation Committee conducted its annual review of our executive officers' equity compensation for 2013. The Compensation Committee determined that equity grants for 2013 for executive officers would be in the form of restricted stock units. One-quarter of the restricted stock units have time-based vesting only, while three-quarters of the restricted stock units are subject to performance-based vesting. The restricted stock units subject to time-based vesting vest annually over four years. The restricted stock units subject to performance-based vesting are eligible for vesting annually over four years based on the achievement of specified financial objectives determined by the Compensation Committee annually, with any unvested shares vesting five years after the date of grant, as long as the executive officer is still employed by us. In determining the number of restricted stock units to be awarded, our Compensation Committee determined a value, in dollars, of the equity compensation to be awarded to each of our executive officers.
Retirement Agreement with John C. Burris
As discussed above, on June 28, 2012, Mr. Burris took a medical leave of absence from the Company and subsequently retired as our Chief Executive Officer on October 1, 2012. Mr. Roesch was appointed Interim Chief Executive Officer on June 28, 2012. In connection with his retirement, we entered into a retirement agreement with Mr. Burris. Under the terms of the retirement agreement, we accelerated the vesting of the 83,650 unvested restricted stock units held by Mr. Burris as of October 1, 2012. Unvested stock options held by Mr. Burris as of October 1, 2012 continued to vest in accordance with their terms while Mr. Burris remained on our board of directors. Additionally, we agreed to continue to pay the premiums on the life insurance policy covering Mr. Burris. Mr. Burris passed away on October 19, 2012.
Executive Benefits and Perquisites
We provide the opportunity for our named executive officers and other executive officers to receive general health and welfare benefits, such as participation in our group health and life insurance plans, and our defined contribution 401(k) plan. We matched a portion of employee contributions under our 401(k) plan during 2012. All of these benefits are available to all of our salaried employees in the United States on the same terms, and we believe that they are comparable to those provided at other companies of a size comparable to us. In addition, our executive officers are eligible to receive annual executive medical examinations. In connection with the appointment of Mr. Burris as our Chief Executive Officer in 2008, we also agreed to obtain supplemental life and disability insurance on Mr. Burris' behalf. We provide these benefits to create additional incentives for our executive officers and to remain competitive in the general marketplace for executive talent.
Change in Control and Severance Benefits
In April 2008, we adopted an Executive Change in Control Severance Plan and an Executive Retention Plan in which Messrs. Roesch, McDonough, Headley, Negron and Solomon participate. In addition, in connection with the initial employment of Mr. Burris, we entered into an employment agreement that contained change in control and severance provisions. Effective March 31, 2011, we made certain amendments to the Executive Change in Control Severance Plan, the Executive Retention Plan and the employment agreement of Mr. Burris, which was subsequently terminated upon Mr. Burris' retirement. The change of control and severance benefits are described below in "Employment Agreements and Executive Severance Plans" and "Potential Payments upon Termination or Change in Control."
The Compensation Committee believes that change in control benefits play an important role in attracting and retaining valuable executives. The payment of such benefits ensures a smooth transition in management following a change in control by giving an executive the incentive to remain with the company through the transition period, and, in the event the executive's employment is terminated as part of the transition, by compensating the executive with a degree of financial and personal security during a period in which he or she is likely to be unemployed. The Compensation Committee believes that severance benefits also play an important role in attracting and retaining valuable executives.
Our Compensation Committee's analysis indicates that the change in control and severance provisions of our Executive Change in Control Severance Plan and Executive Retention Plan and the employment agreement of Mr. Burris, while it was in effect, were consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings, and it believes these arrangements to be reasonable.
Tax Considerations
Section 162(m).  Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code (the "Code"), which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

We reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders. We expect that a portion of the compensation taxable to our chief executive officer and other executive officers in 2013 and subsequent years that does not qualify for an exemption from Section 162(m) may exceed the $1 million limit per officer.
Section 409A.  Under Section 409A of the Code, if an executive is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute "deferred compensation" under Section 409A of the Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

SUMMARY COMPENSATION TABLE
The following table shows, for the fiscal years ended December 31, 2012, 2011 and 2010, information concerning the annual compensation earned by, or awarded to, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards(4) ($)	Option Awards(5) ($)	Non-Equity Incentive Plan Compensation(6) ($)	All Other Compensation ($)		Total Compensation ($)
John C. Burris(1)	2012	227,000	2,039,017	—	213,750	48,305	(7)	2,528,072
Former Chief Executive Officer	2011	418,750	580,730	611,246	454,750	7,063		2,072,539
	2010	400,000	547,377	423,912	483,200	8,080		1,862,569

Martin F. Roesch(2)	2012	324,250	711,285	—	223,003	—		1,258,538
Interim Chief Executive Officer	2011	274,050	185,729	195,488	128,079	—		783,346
and Chief Technology Officer	2010	270,000	237,990	—	126,840	—		634,830

Thomas M. McDonough	2012	325,100	711,285	—	272,250	7,874		1,316,509
President and Chief Operating Officer	2011	323,825	238,047	250,556	224,700	2,685		1,039,813
	2010	314,500	416,482	—	229,520	3,445		963,947

Todd P. Headley	2012	322,900	1,138,056	—	211,266	4,242		1,676,464
Chief Financial Officer and Treasurer	2011	294,050	238,047	250,556	160,393	1,470		944,516
	2010	270,000	356,985	—	163,080	3,772		793,837

John G. Negron(3)	2012	300,000	569,028	—	266,968	7,765		1,143,761
Senior Vice President, Worldwide Sales

Marc W. Solomon(3)	2012	266,250	711,285	—	151,250	4,431		1,133,216
Chief Marketing Officer

(1)	Mr. Burris served as our Chief Executive Officer until June 28, 2012.

(2)	Mr. Roesch served as our Interim Chief Executive Officer from June 28, 2012 until April 8, 2013 and continues to serve as our Chief Technology Officer.

(3)	Messrs. Negron and Solomon were designated as executive officers of the Company on February 16, 2012.

(4)
The amounts shown represent the aggregate grant date fair value of the restricted stock units granted to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(5)
The amounts shown represent the aggregate grant date fair value of stock options awarded to each of the named executive officers during each year, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(6)	The amounts in this column represent total performance-based bonuses earned for services rendered. These bonuses were based on our financial performance for 2012, 2011 and 2010, respectively.

(7)	Amount includes $44,699 in accrued but unused paid time off paid to Mr. Burris in connection with his retirement on October 1, 2012.

GRANTS OF PLAN-BASED AWARDS DURING 2012
The following table provides information with regard to potential cash bonuses paid or payable in 2012 under our performance-based, non-equity incentive plan, and with regard to each restricted stock unit award and stock option grant to each named executive officer under our equity incentive plans during 2012.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)
John C. Burris		154,375		475,000		950,000
	3/5/2012						10,750	509,754
	3/5/2012						32,250	1,529,263
Martin F. Roesch		59,898		184,300		368,600
	3/5/2012						3,750	177,821
	3/5/2012						11,250	533,464
Thomas M. McDonough		73,125		225,000		450,000
	3/5/2012						3,750	177,821
	3/5/2012						11,250	533,464
Todd P. Headley		56,745		174,600		349,200
	3/5/2012						6,000	284,514
	3/5/2012						18,000	853,542
John G. Negron		19,500	(3)	235,000	(4)	(5)
	3/5/2012						3,000	142,257
	3/5/2012						9,000	426,771
Marc W. Solomon		40,625		125,000		250,000
	3/5/2012						3,750	177,821
	3/5/2012						11,250	533,464

(1)
In the table above, the "Threshold" column represents the smallest total bonus that would have been paid to each named executive officer if, for the year, the minimum required performance level for each performance measure component had been attained. The "Target" column represents the amount that would have been paid to each named executive officer if, for the year, the 100% performance level for each performance measure component had been attained. The "Maximum" column represents the largest total bonus that could have been paid to each named executive officer if, for the year, the performance levels for one or more performance measure components exceeded 100% by a sufficient amount to result in the overall limitation of 200% of the target bonus amount being reached. The actual bonus amount earned by each named executive officer in 2012 is shown in the "Summary Compensation Table" above. Each of the named executive officers participated in our 2012 cash bonus plan. Mr. Negron also participated in our 2012 sales compensation plan.

(2)	Indicates number of restricted stock units awarded.

(3)	Amount represents Mr. Negron's threshold bonus amount under the 2012 cash bonus plan. There was no threshold bonus amount under the 2012 sales compensation plan.

(4)	Amount includes $60,000 target annual bonus amount under the 2012 cash bonus plan and $175,000 target annual bonus amount under the 2012 sales compensation plan.

(5)	Mr. Negron's maximum bonus amount under the 2012 cash bonus plan was $120,000. There was no maximum bonus amount under the 2012 sales compensation plan.
Additional information regarding non-equity incentive plan awards and restricted stock unit awards made to our named executive officers in 2012 is contained in "Compensation Discussion and Analysis" above.

EMPLOYEE BENEFIT PLANS
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,678,892	(1)	$18.84	2,876,799	(1)(2)
Equity compensation plans not approved by security holders	—		—	—
Total	1,678,892		$18.84	2,876,799

(1)	Excludes 1,552,855 unvested restricted stock units.

(2)	Includes 601,496 shares available for issuance under the Company's 2007 Employee Stock Purchase Plan.
2002 Stock Incentive Plan
In January 2002, we adopted and our stockholders approved the Sourcefire, Inc. 2002 Stock Incentive Plan, which we refer to as the 2002 Plan. Upon the effective date of our initial public offering in March 2007, we ceased making awards under the 2002 Plan, and the shares remaining available for grant under the 2002 Plan at that time were transferred into the 2007 Plan discussed below.
The 2002 Plan allowed for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, phantom stock awards, performance awards and other stock-based awards, which we collectively refer to as awards. Our and our affiliates' employees, officers, non-employee directors and consultants were eligible to receive awards, except that incentive stock options could be granted only to employees.
Administration.    The Board of Directors appointed our Compensation Committee as the administrator of the 2002 Plan. Subject to the terms of the 2002 Plan, our Compensation Committee determined, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the awards, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.
Incentive Stock Options.    Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determined the exercise price for an incentive stock option, which could not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who owned, or were deemed to own, more than 10% of our voting stock at the time of grant, were required to have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant. No incentive stock options were granted under the 2002 Plan.
Restricted Stock and Other Stock-Based Awards.    Stock appreciation rights and restricted stock, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee.
Transfer of Awards.    Except as otherwise determined by our Compensation Committee, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no award shall be transferable otherwise than by will or the laws of descent and distribution.
Change of Control of Company.    In the event of a change of control of our company, as such term is defined in the 2002 Plan, outstanding awards will terminate upon the effective time of such change of control unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity. Our Compensation Committee shall also have the discretion to accelerate outstanding options or terminate the Company's repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.
2007 Stock Incentive Plan
In February 2007, we adopted and our stockholders approved the Sourcefire, Inc. 2007 Stock Incentive Plan, which we refer to as the 2007 Plan, contingent on the effectiveness of our registration statement in connection with our initial public offering. The number of shares of common stock that may be issued pursuant to awards granted under the 2007 Plan initially was 3,142,452, which number is increased annually on the first day of each fiscal year, beginning on January 1, 2008 and until January 1, 2017, by a number equal to 4% of the outstanding shares of common stock of the Company as of December 31 of the immediately preceding year. As of December 31, 2012, 2,275,303 shares were available for grant under the 2007 Plan.
The 2007 Plan allows for the grant of incentive stock options, non-qualified stock options, restricted and unrestricted stock awards, stock appreciation rights, dividend equivalent rights and other stock-based awards, which we collectively refer to as awards. Our and our affiliates' employees, officers, non-employee directors and consultants are eligible to receive awards, except that incentive stock options may be granted only to employees.
Administration.    The administrator of the 2007 Plan is the Compensation Committee of our Board of Directors. Subject to the terms of the 2007 Plan, our Compensation Committee determines, among other things:

•	the individuals eligible to receive an award;

•	the number of shares of common stock covered by the award, the dates upon which such awards become exercisable and expire and the dates on which any restrictions lapse;

•	the form of award and the price and method of payment for each such award;

•	the vesting period; and

•	the exercise price or purchase price of awards.
Incentive Stock Options.    Incentive stock options are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. Our Compensation Committee determines the exercise price for an incentive stock option, which may not be less than 100% of the fair market value of the stock underlying the option determined on the date of grant. However, incentive stock options granted to employees who own, or are deemed to own, more than 10% of our voting stock, must have an exercise price not less than 110% of the fair market value of the shares underlying the option determined on the date of grant.
Restricted Stock and Other Stock-Based Awards.    Restricted stock, restricted stock units, stock appreciation rights, phantom stock and other stock-based awards could be granted on such terms as may be approved by our Compensation Committee. Rights to acquire shares under a restricted stock or other stock-based award may be transferable only to the extent determined by our Compensation Committee. Our Compensation Committee anticipates the broader use of restricted stock units as the preferred form of long-term equity compensation for our executives. These restricted stock unit awards generally provide for time-based vesting, with certain of the awards also subject to accelerated vesting on the achievement of performance milestones. Our Compensation Committee believes that restricted stock unit awards provide a more powerful incentive to our executives by providing them with immediate stock ownership, which better aligns their interests with those of our stockholders than grants of stock options do. Additionally, a restricted stock unit award program consumes fewer shares than a similarly structured stock option program in order to achieve similar incentive levels because restricted shares are immediately valuable to recipients, in contrast to stock options, which may or may not ultimately result in realizable value to recipients.
Transfer of Awards.    Incentive stock options shall only be transferable by will or the laws of descent and distribution. Other awards shall be transferable by will or the laws of descent and distribution during the lifetime of the grantee to the extent and in the manner authorized by our Compensation Committee.
Change of Control of Company.    In the event of a change of control of our company or a corporate transaction, as such terms are defined in the 2007 Plan, outstanding awards will terminate upon the effective time of such change of control or such corporate transaction unless provision is made in connection with the transaction for the continuation, assumption or substitution of such awards by the successor entity or unless otherwise provided in individual stock option agreements. Our Compensation Committee has the discretion to accelerate outstanding options, terminate the Company's repurchase rights with respect to restricted stock awards and otherwise modify, amend or extend outstanding awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012
The following table provides information on unexercised stock options and unvested stock awards held by each named executive officer as of December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not vested (#)		Market Value of Shares that have not vested ($)
John C. Burris	243,449	(2)	—		6.77	10/19/2013
	49,924	(2)	—		6.77	10/19/2013
	19,372	(2)	—		23.80	10/19/2013
	17,574	(2)	—		26.16	10/19/2013
Martin F. Roesch(1)	61,576		—		2.03	6/23/2015
	6,075		—		15.49	3/8/2017
	7,407		—		6.47	2/25/2018
	6,212		7,988	(3)	26.16	3/6/2018
							1,563	(7)	73,805
							4,688	(8)	221,367
							1,250	(9)	59,025
							3,750	(10)	177,075
							1,332	(11)	62,897
							3,993	(12)	188,549
							3,750	(13)	177,075
							11,250	(14)	531,225
Thomas M. McDonough(1)	5,257		—		15.49	3/8/2017
	7,728		—		6.47	2/25/2018
	7,962		10,238	(3)	26.16	3/6/2018
							2,500	(7)	118,050
							7,500	(8)	354,150
							2,188	(9)	103,317
							6,562	(10)	309,858
							1,707	(11)	80,605
							5,118	(12)	241,672
							3,750	(13)	177,075
							11,250	(14)	531,225
Todd P. Headley(1)	7,962		10,238	(3)	26.16	3/6/2018
							2,188	(7)	103,317
							6,563	(8)	309,905
							1,876	(9)	88,585
							5,624	(10)	265,565
							1,707	(11)	80,605
							5,118	(12)	241,672
							6,000	(13)	283,320
							18,000	(14)	849,960
John G. Negron(1)	2		29,168	(4)	27.51	4/4/2018
							1,250	(15)	59,025
							3,750	(16)	177,075
							1,250	(9)	59,025
							3,750	(10)	177,075
							37,500	(17)	1,770,750
							3,000	(13)	141,660
							9,000	(14)	424,980
Marc W. Solomon(1)	3,154		14,846	(5)	18.48	7/5/2017
	2,088		4,162	(3)	26.16	3/6/2018
	3,775		9,375	(6)	25.05	6/5/2018
							694	(11)	32,771
							2,081	(12)	98,265
							1,725	(18)	81,455
							27,000	(19)	1,274,940
							3,750	(13)	177,075
							11,250	(14)	531,225

(1)
Notwithstanding the general vesting schedules provided in the footnotes to the table, as described below under "Employment Agreements and Executive Severance Plans," the executive's stock options and restricted stock-based awards are subject to acceleration of vesting under the terms of such agreements and plans upon termination of employment in certain circumstances.

(2)	These options were held by Mr. Burris' estate as of December 31, 2012.

(3)
These options vest over four years, with 25% of the options originally granted vesting on March 7, 2012 and the remainder vesting in 36 equal monthly installments through March 7, 2015. The number of options originally granted is: Roesch — 14,200; McDonough — 18,200; Headley — 18,200; Solomon — 7,400.

(4)
The 50,000 options originally granted vest over four years, with 25% of the options originally granted vesting on April 5, 2012 and the remainder vesting in 36 equal monthly installments through April 5, 2015.

(5)
The 37,500 options originally granted vest over four years, with 25% of the options originally granted vesting on July 6, 2011 and the remainder vesting in 36 equal monthly installments through July 6, 2014.

(6)
The 15,000 options originally granted vest over four years, with 25% of the options originally granted vesting on June 6, 2012 and the remainder vesting in 36 equal monthly installments through June 6, 2015.

(7)	These restricted stock units vested on February 28, 2013.

(8)	These restricted stock units vested vested on March 12, 2013 as a result of our meeting the financial objectives for 2012 set by our Compensation Committee.

(9)	One-half of these restricted stock units vested on February 24, 2013 and the remainder will vest on February 24, 2014.

(10)
One-half of these restricted stock units vested on February 28, 2013 as a result of our meeting the financial objectives for 2012 set by our Compensation Committee, and the remainder will vest on or about March 1, 2014 if we meet the financial objectives for 2013 set by our Compensation Committee. Any unvested restricted stock units will vest on February 24, 2015.

(11)	One-third of these restricted stock units vested on March 7, 2013 and one-third will vest on each of March 7, 2014 and March 7, 2015.

(12)
One-third of these restricted stock units vested on March 7, 2013 as a result of our meeting the financial objectives for 2012 set by our Compensation Committee and these shares will vest in additional one-third increments if we meet the financial objectives for 2013 and 2014 set by our Compensation Committee. Any unvested restricted stock units will vest on March 7, 2016.

(13)	One-fourth of these restricted stock units vested on March 5, 2013 and one-fourth will vest on each of March 5, 2014, March 5, 2015 and March 5, 2016.

(14)
One-fourth of these restricted stock units vested on March 5, 2013 as a result of our meeting the financial objectives for 2012 set by our Compensation Committee and these shares will vest in additional one-fourth increments if we meet the financial objectives for 2013, 2014 and 2015 set by our Compensation Committee. Any unvested restricted stock units will vest on March 5, 2017.

(15)	These restricted stock units will vest on April 28, 2013.

(16)	These restricted stock units will vest on April 28, 2013 as a result of our meeting the financial objectives for 2012 set by our Compensation Committee.

(17)	One-third of these restricted stock units vested on April 5, 2013 and one-third will vest on each of April 5, 2014 and April 5, 2015.

(18)	One-third of these restricted stock units will vest on each of May 5, 2013, May 5, 2014 and May 5, 2015.

(19)	One-third of these restricted stock units will vest on each of June 6, 2013, June 6, 2014 and June 6, 2015.
OPTION EXERCISES AND STOCK VESTED IN 2012
The table below sets forth information concerning the exercise of stock options and vesting of restricted shares for each named executive officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John C. Burris	131,551	5,028,357	119,950	5,709,405
Martin F. Roesch	—	—	12,329	570,533
Thomas M. McDonough	9,308	371,875	20,798	961,036
Todd P. Headley	27,510	1,093,415	18,743	865,450
John G. Negron	21,203	447,244	22,164	1,078,551
Marc W. Solomon	13,500	328,434	10,500	540,873
 (1) Value realized represents market value on the date of vesting less the purchase price of $0.001 per share.

EMPLOYMENT AGREEMENTS AND EXECUTIVE SEVERANCE PLANS
Employment Agreement with John C. Burris
In connection with the 2008 appointment of John C. Burris as our Chief Executive Officer, we entered into an employment agreement with Mr. Burris effective as of July 14, 2008. The employment agreement had an indefinite term, unless terminated by us or Mr. Burris.
On March 30, 2011, our Compensation Committee approved an amendment to the employment agreement with Mr. Burris. Under this amendment, the definition of Good Reason contained in the employment agreement was expanded to include a material reduction in Mr. Burris' annual target bonus amount among the list of actions that would entitle Mr. Burris to terminate his employment with us for Good Reason and to receive the severance benefits and accelerated vesting of equity described below. Also under this amendment, the provisions relating to accelerated vesting of equity upon the termination of Mr. Burris' employment, in the circumstances described below, were revised to apply to all stock option and restricted stock grants to Mr. Burris. Prior to the amendment, these provisions applied to only certain equity awards made to Mr. Burris at the time of his initial employment by the Company.
Under the terms of the employment agreement, Mr. Burris' base salary was initially $400,000 per year, subject to increase but not decrease, in the discretion of the Board of Directors. Mr. Burris' base salary was increased to $425,000 effective April 1, 2011 and to $475,000 effective April 1, 2012. Mr. Burris was eligible for a target bonus each fiscal year in an amount equal to 100% of his annual base salary, in accordance with our annual cash incentive bonus plan described in "Compensation Discussion and Analysis—Cash Bonus Awards" above.
In connection with his appointment, Mr. Burris received non-qualified stock options under our 2007 Stock Incentive Plan exercisable for 495,000 shares of our common stock, referred to as the Initial Time-Based Option. These options had a term of 10 years and an exercise price of $6.77, the closing price of our common stock on the date of grant. The options vested over a period of four years, with 25% vesting in July 2009 and the remainder vesting in 36 equal monthly installments thereafter. Mr. Burris also received additional non-qualified stock options exercisable for 99,924 shares of our common stock. These options had a term of 10 years and an exercise price equal to $6.77, the closing price of our common stock on the date of grant. These options fully vested in 2009 based on the performance of our common stock. Mr. Burris was also awarded 50,000 shares of restricted stock, referred to as the Initial Time-Based Restricted Stock Award. These shares vested in four equal annual installments beginning on July 14, 2009.
Mr. Burris was eligible to participate in our other employee benefit plans as in effect from time to time on the same basis as are generally made available to our other senior executives. In addition, we agreed to increase Mr. Burris' coverage under our long-term disability plan to a non-taxable monthly benefit of $28,000, subject to certain maximums on premiums payable. We also agreed to adopt an arrangement providing for life insurance benefits payable to Mr. Burris' estate in an amount equal to five times Mr. Burris' annual compensation other than equity compensation awards.
In the event that Mr. Burris' employment was terminated by us without Cause or by Mr. Burris for Good Reason, in each case as defined in the employment agreement, other than during the period beginning one month prior to and ending 13 months following a Change in Control, as defined in the employment agreement, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris would have been entitled to receive: (i) severance payments equal to his then applicable base salary for a period of 12 months; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months at our expense; (iv) acceleration of vesting of each grant of non-qualified stock options by the lesser of (A) the unvested portion of such grant or (B) 25% of the number of options initially subject to such grant; and (v) acceleration of vesting of each grant of restricted stock and restricted stock units by the lesser of (A) the unvested portion of such grant or (B) 25% of the number of shares initially subject to such grant.
In the event that Mr. Burris' employment was terminated by us without Cause or by Mr. Burris for Good Reason during the period beginning one month prior to and ending 13 months following the consummation of a Change in Control, then, subject to Mr. Burris entering into a release in the form attached to the employment agreement, Mr. Burris would have been entitled to receive: (i) a lump-sum severance payment equal to his then applicable annual base salary and target bonus; (ii) any earned but unpaid target bonus under our annual cash incentive bonus plan; (iii) continued participation in our health plan, or coverage at comparable cost, for 12 months; and (iv) full acceleration of vesting of all non-qualified stock options, restricted stock and restricted stock units.
On October 1, 2012, Mr. Burris retired as our Chief Executive Officer. In connection with his retirement, we entered into a Retirement Agreement with Mr. Burris, dated October 1, 2012. Under the terms of the Retirement Agreement, we accelerated the vesting of the 83,650 unvested restricted stock units held by Mr. Burris as of October 1, 2012. Mr. Burris passed away on October 19, 2012.

Executive Retention Plan
Messrs. McDonough, Headley, Roesch, Negron and Solomon are participants in our Executive Retention Plan, or the Retention Plan, which our Compensation Committee recommended for approval and our Board of Directors approved.
Under the Retention Plan, if a participant is terminated by us for any reason other than Cause or Disability, each as defined in the Retention Plan, or death, or the participant terminates his employment for Good Reason, as defined in the Retention Plan, then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to six months of base salary and continuation of benefits for six months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). The Retention Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under "Compensation Discussion and Analysis—Tax Considerations" above, as well as to maximize the after-tax benefit of payments to participants.
Executive Change in Control Severance Plan
Messrs. McDonough, Headley, Roesch, Negron and Solomon are participants in our Executive Change in Control Severance Plan, or the Change in Control Plan, which our Compensation Committee recommended for approval and our Board of Directors approved.
Under the Change in Control Plan, if a participant is terminated without Cause, or the participant terminates his employment for Good Reason, in each case as defined in the Change in Control Plan, within 12 months following a Change in Control Transaction (or, for a termination without cause only, termination at any time following approval of the Change in Control Transaction by the Board of Directors but prior to consummation of the transaction, as long as the transaction is actually consummated), then, subject to signing an acceptable release in favor of us, the participant will be entitled to receive, in addition to salary and bonus earned through the date of termination, severance pay equal to 12 months of base salary and continuation of benefits for 12 months (or a shorter period, for continuation of benefits only, if the participant secures alternative employment within this period). In addition, all of the participant's outstanding stock options will become fully vested upon such termination, and all restricted stock-based awards will be accelerated, for each award, by 50% of the number of shares of restricted stock originally subject to the award (or such lesser amount as is necessary to fully vest all remaining shares awarded to the participant if less than 50% of the shares of restricted stock subject to such award remain unvested at the date of termination). The Change in Control Plan is structured to comply with the provisions of Section 409A of the Internal Revenue Code described under "Compensation Discussion and Analysis—Tax Considerations" above, as well as to maximize the after-tax benefit of payments to participants.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Termination of Employment Not Within Applicable Time Period of a Change in Control
Under the terms of our Retention Plan, for Messrs. Roesch, McDonough, Headley, Negron and Solomon, assuming (i) the employment of each of the executive officers had been terminated as of December 31, 2012, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was not within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

Name	Cash Severance ($)	Healthcare Benefits ($)	Total Received due to Termination without Cause or for Good Reason ($)
Martin F. Roesch	180,350	7,185	187,535
Thomas M. McDonough	162,550	5,439	167,989
Todd P. Headley	165,200	7,185	172,385
John G. Negron	150,000	7,185	157,185
Marc W. Solomon	137,500	7,185	144,685
Termination of Employment Within Applicable Time Period of a Change in Control
Under the terms of our Change in Control Plan, for Messrs. Roesch, McDonough, Headley, Negron and Solomon, assuming (i) the employment of each of the executive officers had had been terminated as of December 31, 2012, (ii) the termination was by us without Cause or by the executive for Good Reason, and (iii) the termination was within the applicable time period, as described above, before or after a Change in Control, each named executive officer would have received the benefits set forth in the table below.

Name	Cash Severance ($)	Healthcare Benefits ($)	Intrinsic Value of Additional Vested Stock Options ($)(1)	Intrinsic Value of Additional Vested Restricted Stock ($)(2)	Total Received due to Termination without Cause or for Good Reason ($)
Martin F. Roesch	360,700	12,471	168,227	1,053,053	1,594,451
Thomas M. McDonough	325,100	8,977	215,612	1,454,376	2,004,065
Todd P. Headley	330,400	12,471	215,612	1,548,863	2,107,346
John G. Negron	300,000	12,471	574,901	1,936,020	2,823,392
Marc W. Solomon	275,000	12,471	722,170	1,345,770	2,355,411

(1)
The intrinsic value of additional stock options shown above is the difference between the closing stock price of $47.22 per share on December 31, 2012 and the exercise price, times the number of additional options that would have vested upon termination.

(2)
The intrinsic value of additional restricted stock shown above is the product of the closing stock price of $47.22 per share on December 31, 2012 times the number of additional shares that would have vested upon termination.

Our executive officers are not entitled to receive duplicate payments under the Retention Plan and the Change in Control Plan.
COMPENSATION RISK
Our Compensation Committee conducted a risk assessment of our compensation programs and practices and concluded that our compensation programs and practices, as a whole, are appropriately structured and do not pose a material risk to the Company. Our compensation program is intended to reward the management team and other employees for strong performance over the long-term, with consideration to near-term actions and results that strengthen and grow our Company. We believe our compensation programs provide the appropriate balance between short-term and long-term incentives, focusing on sustainable operating performance for the Company. We consider the potential risks in our business when designing and administering our compensation program, and we believe our balanced approach to performance management and compensation decisions works to mitigate the risk that individuals will be encouraged to undertake excessive or inappropriate risk. Further, our compensation program administration is subject to considerable internal controls, and when determining the principal outcomes — performance assessments and compensation decisions — we rely on principles of sound governance and good business judgment.
POLICY AGAINST HEDGING AND SHORT-TERM, SPECULATIVE TRANSACTIONS
All of our directors, officers and employees are subject to our Stock Trading Compliance Policy. Our Stock Trading Compliance Policy prohibits, among other things, company personnel from hedging or engaging in short-term or speculative securities transactions including (i) purchasing our securities on margin; (ii) pledging our securities; (iii) engaging in short sales; (iv) buying or selling puts or calls; and (v) engaging in derivative transactions relating our securities, such as buying or selling options that are traded on exchanges or by any other form of private transaction.

DIRECTOR COMPENSATION FOR FISCAL 2012
The following table shows for the fiscal year ended December 31, 2012 certain information with respect to the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)*		Total Compensation ($)
John C. Becker	59,875		124,990	(2)	184,865
Michael Cristinziano	47,250		124,990	(3)	172,240
Tim A. Guleri	107	(1)	158,632	(4)	158,739
Charles E. Peters, Jr.	44,878		109,415	(5)	154,293
Steven R. Polk	75,500		124,990	(6)	200,490
Arnold L. Punaro	63	(1)	172,176	(7)	172,239
* The amounts shown represent the aggregate grant date fair value of the restricted stock awards and stock awards granted to each director during 2012, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The fair value of the awards was determined using the valuation methodology and assumptions set forth in note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(1)	Represents cash paid in lieu of fractional shares.

(2)
Mr. Becker received a grant of 2,266 shares of restricted stock on May 31, 2012, with a grant date fair value of $124,990. The aggregate number of restricted stock awards to Mr. Becker outstanding at December 31, 2012 was 2,266 shares.

(3)
Mr. Cristinziano received a grant of 2,266 shares of restricted stock on May 31, 2012, with a grant date fair value of $124,990. The aggregate number of restricted stock awards to Mr. Cristinziano outstanding at December 31, 2012 was 2,266 shares.

(4)
Mr. Guleri received a grant of 2,266 shares of restricted stock on May 31, 2012, with a grant date fair value of $124,990. In lieu of receiving director fees in cash, Mr. Guleri received grants of 168 shares of stock on February 26, 2012, 158 shares of stock on May 31, 2012, 168 shares of stock on August 31, 2012, and 177 shares of stock on November 30, 2012, with grant date fair values of $7,496, $8,715, $8,717 and $8,714, respectively. The aggregate number of restricted stock awards to Mr. Guleri outstanding at December 31, 2012 was 2,266 shares.

(5)
Mr. Peters received a grant of 2,202 shares of restricted stock on July 27, 2012, with a grant date fair value of $109,415. The aggregate number of restricted stock awards to Mr. Peters outstanding at December 31, 2012 was 7,234 shares.

(6)
Mr. Polk received a grant of 2,266 shares of restricted stock on May 31, 2012, with a grant date fair value of $124,990. The aggregate number of restricted stock awards to Mr. Polk outstanding at December 31, 2012 was 2,266 shares.

(7)
Mr. Punaro received a grant of 2,266 shares of restricted stock on May 31, 2012, with a grant date fair value of $124,990. In lieu of receiving director fees in cash, Mr. Punaro received grants of 235 shares of stock on February 26, 2012, 222 shares of stock on May 31, 2012, 236 shares of stock on August 31, 2012, and 248 shares of stock on November 30, 2012 with grant date fair values of $10,485, $12,245, $12,456 and $12,209, respectively. The aggregate number of restricted stock awards to Mr. Punaro outstanding at December 31, 2012 was 2,266 shares.

Summary of Non-Employee Director Compensation
On May 31, 2012, our Board of Directors adopted the Sourcefire, Inc. Non-Employee Director Compensation Policy, which replaced our previous non-employee director compensation policy.
Cash Compensation.    Under our Non-Employee Director Compensation Policy, each non-employee director receives a cash retainer in the amount of $35,000 per year (the "Board Retainer"). A non-employee director who serves as the Chairman of the Board receives an additional annual cash retainer in the amount of $30,000 per year (the "Chairman of the Board Retainer"). A non-employee director who serves as a member of the Audit, Compensation or Nominating and Governance Committee of the Board also receives a supplemental annual cash retainer in the amounts as follows: (i) a member of the Audit Committee receives a cash retainer of $10,000 per year, (ii) a member of the Compensation Committee receives a cash retainer of $6,500 per year, and (iii) a member of the Nominating and Governance Committee receives a cash retainer of $4,000 per year (each, a "Committee Member Retainer"). In lieu of a Committee Member Retainer, a non-employee director who serves as the chairman of the Audit, Compensation or Nominating and Governance Committee of the Board receives a supplemental cash retainer in the amounts as follows: (i) the chairman of the Audit Committee receives a cash retainer of $20,000 per year, (ii) the chairman of the Compensation Committee receives a cash retainer of $11,500 per year, and (iii) the chairman of the Nominating and Governance Committee receives a cash retainer of $7,500 per year (each, a "Committee Chairman Retainer").
Payment of Cash Retainers.     The Board Retainer, Committee Member Retainer, Chairman of the Board Retainer and Committee Chairman Retainer are payable quarterly, in four equal payments. The first payment is payable upon the adjournment of the first meeting of the Board following the Company's Annual Meeting of Stockholders. The second, third and fourth payments are payable three (3), six (6) months and nine (9) months thereafter, respectively, subject to the non-employee director's continued service to the Company as a non-employee director, Committee Member, Chairman of the Board or Committee Chairman, as applicable, on such date.
Option to Receive Equity in Lieu of Cash Retainers.    A non-employee director may elect to receive all or part of the Board Retainer, Committee Member Retainer, Chairman of the Board Retainer or Committee Chairman Retainer in an amount of shares of Company common stock equal to the applicable amount of the cash retainer divided by the Fair Market Value of the Company's common stock on the date such cash retainer becomes payable.
Non-employee directors are also reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees. We do not pay meeting attendance fees to our directors.
Equity Compensation.    Under the non-employee director compensation policy, each new non-employee director receives an initial restricted stock grant with a target value of $250,000, with the number of shares awarded equal to $250,000 divided by the closing price of our common stock on the date of grant. In addition, each non-employee director receives an annual grant of restricted stock equal to $125,000 divided by the closing price of our common stock on the date of grant. This annual grant of restricted stock is made on the date of our annual meeting of stockholders to each director who has completed at least one year of service on our Board. A non-employee director who has not completed one year of service on the date of the annual meeting receives an annual grant on the first anniversary of joining the Board, with the value of such grant reduced on a pro rata basis to reflect the period of service from such anniversary date to the date of the next annual meeting.
Each award of restricted stock made in connection with an initial grant vests in three equal annual installments beginning on the first anniversary of the date of grant, subject to the director's continuous service as of the vesting date. Each award of restricted stock made in connection with an annual grant vests in full on the earlier of the first anniversary of the date of grant or the date immediately preceding our next annual meeting of stockholders, subject to the director's continuous service as of the vesting date.
The vesting of all of these grants will accelerate in full upon a change in control, provided that the director remains on the Board through the change in control event.
Director Stock Ownership Guidelines
Under our Corporate Governance Guidelines, each non-employee director is expected to own, within three years of becoming a director, shares of our common stock with a value equal to three times such director's then current annual cash retainers for service on the Board and its committees. As of December 31, 2012, all of our non-employee directors were in compliance with these guidelines.
INDEMNIFICATION AGREEMENTS
We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Sourcefire, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
Our Board of Directors has adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of "related-persons transactions." For purposes of our policy only, a "Related-Person Transaction" is a transaction in which we are a participant and in which a Related Person has or will have a direct or indirect material interest (as such terms are used in Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than: (i) a transaction involving $120,000 or less when aggregated with all similar transactions; (ii) a transaction involving compensation to an executive officer that is approved by the Board of Directors or the Compensation Committee, and (iii) a transaction involving compensation to a director or director nominee that is approved by the Board of Directors, the Compensation Committee or the Nominating and Governance Committee. A "Related Person" is: (a) any director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act) of the Company; (b) any immediate family member of a director, nominee for director or executive officer of the Company; (c) any person (including any "group" as such term is used in Section 13(d) of the Exchange Act) who is known to us as a beneficial owner of more than five percent of our voting common stock (a "significant stockholder"), and (d) any immediate family member of a significant stockholder.
Under the policy, where a transaction has been identified as a Related Person Transaction, management must present the material facts regarding the transaction, including the interest of the related party, to the Audit Committee (or other appropriate committee of the Board for review) for consideration and approval or ratification. The committee shall consider whether the Related Person Transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the committee approves a Related Person Transaction, it will report the action to the full Board of Directors.
There may be circumstances in which it may be necessary for us to enter into a Related Person Transaction subject to approval and ratification in accordance with the policy. If the Board declines to ratify such a transaction, we shall make all reasonable efforts to cancel, annul, or modify the transaction to make it acceptable to the Board, and the results of these efforts shall be promptly reported to the Board. Nothing in the policy shall be construed, however, to make such a transaction void or voidable by the other party.
As a general rule, any director who has a direct or indirect material interest in the Related Person Transaction should not participate in the committee or Board action regarding whether to approve or ratify the transaction. However, we recognize that there may be certain cases in which all directors are deemed to have a direct or indirect material interest in a Related Person Transaction. In such cases, we may enter into any such Related Person Transaction that is approved in accordance with the provisions of the Delaware General Corporation Law.

Waivers or exceptions to the policy may be granted by either the Audit Committee or the full Board of Directors. Any waiver or exception to the policy granted by a committee of the Board of Directors shall be promptly reported to the full Board of Directors.
RELATED-PERSON TRANSACTIONS
We have not been a participant in any transaction with a related person since January 1, 2012 in which the amount involved exceeded $120,000 and in which the related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Sourcefire stockholders will be "householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify the Company. Direct your request by mail or telephone to the Company's Secretary at Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, Maryland 21046 or (410) 290-1616. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request "householding" of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the 2013 Annual Meeting. If any other matters are properly brought before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Douglas W. McNitt
Secretary and General Counsel
April 24, 2013

APPENDIX A
SOURCEFIRE, INC.
EXECUTIVE ANNUAL INCENTIVE PLAN
SECTION 1
ESTABLISHMENT AND PURPOSE
1.1 Purpose. Sourcefire, Inc. hereby establishes the Sourcefire, Inc. Executive Annual Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating our employees (a) to perform to the best of their abilities, and (b) to achieve the Company's objectives. The Plan's goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units.
1.2 Effective Date. The Plan shall become effective as of January 1, 2014, if it is approved by the Company's stockholders at the Company's 2013 Annual Meeting of Stockholders to be held on June 6, 2013, or any adjournment or postponement thereof. Commencing with the annual incentives relating to the 2014 Plan Year, the Plan shall constitute the entire understanding of the Company and the Participants with respect to the subject matter hereof and shall supersede in its entirety all prior undertakings and arrangements of the Company, including, but not limited to, the Company's existing annual incentive plan. For the avoidance of doubt, annual incentives for the 2013 fiscal year shall remain subject to the terms of the Company's 2008 Executive Annual Incentive Plan.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee's authority under Section 3.5 to reduce or eliminate (or, with respect to awards not intended to qualify as Performance-Based Compensation, increase) the award otherwise determined by the Payout Formula.
2.2 “Base Salary” means as to any Performance Period, 100% of the Participant's average annualized salary rate over the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
2.3 “Beneficiary” shall mean the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant's death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Company during the Participant's lifetime on the Beneficiary designation form provided by the Company. The submission of a new Beneficiary designation form shall cancel all prior Beneficiary designations.
2.4 “Board” means the Company's Board of Directors.
2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
2.6 “Committee” means the Compensation Committee of the Board or such other committee designated by the Board that consists solely of two or more directors, each of whom are “outside directors” for purposes of Section 162(m) of the Code.
2.7 “Company” means Sourcefire, Inc., a Delaware corporation.
2.8 “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under parts (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:
(a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;
(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company;
(c) the complete liquidation or dissolution of the Company;
(d) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(e) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction.
2.9 “Determination Date” means as to any Performance Period, the first day of the Performance Period or such other date as determined by the Committee; provided, however, that the Determination Date with respect to any awards that are intended to qualify as Performance-Based Compensation shall be a date that is no later than 90 days after the beginning of the Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period, and, in either case, the Determination Date with respect to any awards that are intended to qualify as Performance-Based Compensation shall occur before the outcome of the applicable Performance Goals has become substantially certain.
2.10 “Disability” means as defined under the long-term disability policy of the Company or the Related Company for which the Participant is employed regardless of whether the Participant is covered by such policy. If the Company or the Related Company for which the Participant is employed does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.
2.11 “Participant” means as to any Performance Period, an employee of the Company or a subsidiary of the Company who has been selected by the Committee for participation in the Plan for that Performance Period.
2.12 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.13 “Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code.
2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin or operating margin contribution, (e) gross margin or gross margin contribution, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) sales or bookings, (p) economic value added, (q) market share, (r) corporate overhead costs, (s) return on capital invested, (t) stockholders' equity, (u) income before income tax expense, (v) residual earnings after reduction for certain compensation expenses, (w) net income, (x) profitability of an identifiable business unit or product, (y) earnings before interest, taxes and depreciation (EBITD), (z) earnings before interest, taxes, depreciation and amortization (EBITDA), (aa) net cash provided by operating activities, (bb) free cash flow, which is calculated as net cash provided by operating activities minus capital expenditures, (cc) adjusted net income, which is calculated as net income minus stock-based compensation expense, amortization of acquisition-related intangible assets and other acquisition-related expenses and may be further adjusted to reflect an assumed tax rate of 35% or such other rate as determined by the Committee, (dd) adjusted net income per share, (ee) adjusted operating income, which is calculated as net income or loss before interest income or expense, income taxes and non-cash stock-based compensation expense and excludes amortization of acquisition-related intangible assets and other acquisition-related expenses, and (ff) adjusted operating margin, which is adjusted operating income as a percentage of total revenue. Performance Goals used for awards that are not intended to qualify as Performance-Based Compensation may also be based on individual objectives and any other goals established by the Committee. The Committee may also take into account individual objectives and any other goals established by the Committee when exercising negative discretion (to reduce or eliminate the amount payable pursuant to an award) with respect to awards that are intended to qualify as Performance-Based Compensation. The Performance Goals may be applicable to the Company and/or any of its subsidiaries or individual business units or an individual Participant or team and may differ from Participant to Participant. Performance Goals may be expressed in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies. To the extent a Performance Goal relates to an award that is intended to qualify as Performance-Based Compensation, the Performance Goal shall be objectively determinable. The Committee shall have the authority to make appropriate adjustments in Performance Goal(s) to take into account any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for discontinued operations, reorganization and restructuring programs, (v) stock-based compensation charges, (vi) amortization of acquisition-related intangible assets and other acquisition related expenses and/or (vii) the impact of any other unusual, non-recurring or otherwise extraordinary items not reflected in such goals;

provided that any such adjustments relating to awards that are intended to qualify as Performance-Based Compensation shall be pre-approved in a manner intended to satisfy the pre-approval requirements under Section 162(m) of the Code.
2.15 “Performance Period” means the period determined by the Committee over which performance is measured.
2.16 “Plan Year” means the fiscal year of the Company beginning in 2014 and each succeeding fiscal year of the Company.
2.17 “Related Company” means any entity that may be treated as part of the group of entities including the Company under Code Sections 414(b) and 414(c) using the fifty percent (50%) ownership level as set forth in Treasury Regulation Section 1.409A-1(h)(3). Notwithstanding the foregoing, the Committee may designate a lower ownership level (but not less than twenty percent (20%)) in compliance with Treasury Regulation Section 1.409A-1(h)(3).
2.18 “Retirement” means the termination of a Participant's employment with the Company or a Related Company on or after the Participant has attained age 72 and has at least 10 years of service with the Company or a Related Company.
2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or an amount, as determined by the Committee in accordance with Section 3.3.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select from the employees of the Company and its subsidiaries those employees who shall be Participants for the Performance Period. In selecting Participants, the Committee shall choose individuals who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an individual who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.
3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.
3.5 Determination of Actual Awards. As soon as practicable following the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee; provided, however, that notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce (or, with respect to awards other than awards that are intended to qualify as Performance-Based Compensation, increase) the Actual Award payable to any Participant from that which otherwise would be payable under the Payout Formula. To the extent an award is intended to qualify as Performance-Based Compensation, such award may be paid without regard to the attainment of the Performance Goal only in the event of a Participant's death or Disability, or in the event of the occurrence of a Change in Control (each as determined by the Committee in accordance with the requirements of Code Section 162(m) or with such additional requirements as the Committee may choose to impose).
3.6 Maximum Award. The maximum Actual Award that may be paid under the Plan to a Participant with respect to any one Plan Year shall be $3,000,000.
SECTION 4
PAYMENT OF AWARDS
4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.
(a) Payment of each Actual Award shall be made as soon as practicable after the close of the Performance Period, following the Committee's determination of the Actual Award amounts (if any) under Section 3.5; provided, however, that payment shall in all events occur no later than March 15th of the year following the year in which the Performance Period ends.
(b) The Company shall delay the payment of any Actual Award to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, an Actual Award will be paid on the first business day following the expiration of the six (6) month period following a Participant's separation from service.
4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.
4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.
4.5 Termination of Employment.
(a) Completed Performance Periods. If a Participant's employment terminates for any reason (including due to the Participant's death) after completion of a Performance Period, but prior to the payment of an Actual Award with respect to such Performance Period, the Actual Award (if any) relating to such Performance Period shall be paid to the Participant (or, in the event of the Participant's death, the Participant's Beneficiary); provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Actual Award payable to any Participant or to any Participant's Beneficiary below that which otherwise would be payable.
(b) Open Performance Periods.
(i) General Rule. Except as otherwise provided in Sections 4.5(b)(ii) and 4.5(b)(iii) below, if a Participant's employment with the Company (or a Related Company) terminates for any reason during any Performance Period, unless otherwise determined by the Committee, the Participant will not be entitled to any Actual Award for that Performance Period.
(ii) Termination Due to Death or Disability. If, prior to the completion of a Performance Period, a Participant's employment terminates due to the Participant's death or Disability, the Performance Goal for such Performance Period will be deemed achieved at the target level and a Participant's Target Award shall be paid to the Participant (or, in the event of the Participant's death, the Participant's Beneficiary); provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Target Award payable to any Participant or to any Participant's Beneficiary below that which otherwise would be payable. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to distribution of the Participant's benefits, then the Committee shall direct the distribution of such benefits to the Participant's estate.
(iii) For Retirement or Leave of Absence.
(1) Awards Intended to Qualify as Performance-Based Compensation. With respect to awards that are intended to qualify as Performance-Based Compensation, if, prior to the completion of a Performance Period, a Participant's employment with the Company (or a Related Company) terminates because of Retirement or because of a failure of the Participant to return to employment with the Company (or a Related Company) following the expiration of an approved leave of absence, the Actual Award (if any) relating to such Performance Period (based on actual results through the entire Performance Period) shall be paid to the Participant; provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Actual Award payable to any Participant below that which otherwise would be payable.
(2) Awards Not Intended to Qualify as Performance-Based Compensation. With respect to awards that are not intended to qualify as Performance-Based Compensation, if, prior to the completion of a Performance Period, a Participant's employment with the Company (or a Related Company) terminates because of Retirement or because of a failure of the Participant to return to employment with the Company (or a Related Company) following the expiration of an approved leave of absence, the Performance Goal for such Performance Period will be deemed achieved at the target level and the Participant's Target Award shall be paid to the Participant; provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Target Award payable to any Participant below that which otherwise would be payable.
4.6 Payment in the Event of a Corporate Transaction. In the event of a Corporate Transaction, the Performance Goal for the Performance Period in which such Corporate Transaction takes place shall be deemed achieved as of the date immediately prior to the effective date of such Corporate Transaction and a Participant's Target Award shall be paid on the effective date of such Corporate Transaction; provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Target Award payable to any Participant below that which otherwise would be payable. Notwithstanding the foregoing, to the extent the amount payable pursuant to this Section 4.6 is subject to Section 409A of the Code, such amount shall not be payable pursuant to this Section 4.6 unless the Corporate Transaction triggering such payment would constitute a “change in control event” described in Treas. Reg. Section 1.409A-3(i)(5).
SECTION 5
ADMINISTRATION
5.1 Administrator. Except as otherwise expressly set forth in the Plan, the Plan shall be administered by the Committee.
5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. In addition, the Committee makes no representation that the Plan will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Plan or any Actual Award or to mitigate its effects on any deferrals or payments made in respect of any Actual Award. Participants are encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.
5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.
SECTION 6
GENERAL PROVISION
6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Performance Period, to terminate any individual's employment without cause and without regard to the effect such termination might have upon the Participant's receipt of an Actual Award under the Plan.
6.3 No Individual Liability. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company's expense to defend the same.
6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland.
6.5 Affiliates of the Company. Requirements referring to payment of awards may, in the Committee's discretion, be performed through the Company or any affiliate of the Company.
SECTION 7
AMENDMENT AND TERMINATION
7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason.

SOURCEfire®

SOURCEFIRE, INC.
9770 PATUXENT WOODS DRIVE
COLUMBIA, MD 21046

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 John C. Becker　　02 Kevin M. Klausmeyer　　03 Arnold L. Punaro

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. Approval of the Executive Annual Incentive Plan.	☐	☐	☐
3. Advisory approval of the Company's executive compensation.	☐	☐	☐
4. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013.	☐	☐	☐

NOTE: The proxies will have discretion to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof as they determine to be in the best interest of the Company.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000177347_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

SOURCEFIRE, INC.
Annual Meeting of Stockholders
June 6, 2013 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Todd P. Headley and Douglas W. McNitt, or either of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Sourcefire, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Sourcefire, Inc. to be held on June 6, 2013 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000177347_2 R1.0.0.51160